Exhibit 2

CEMEX, S.A.B. DE C.V.

Separate Financial Statements

December 31, 2025, 2024 and 2023

(With Independent Auditor’s Report Thereon)

INDEX TO THE PARENT COMPANY-ONLY FINANCIAL STATEMENTS

Cemex, S.A.B. de C.V. (Parent Company-Only):

Independent Auditors’ Report – KPMG Cárdenas Dosal, S.C	1

Income Statements for the years ended December 31, 2025, 2024 and 2023	5

Comprehensive Income (Loss) Statements for the years ended December 31, 2025, 2024 and 2023	6

Statements of Financial Position as of December 31, 2025 and 2024	7

Cash Flows Statements for the years ended December 31, 2025, 2024 and 2023	8

Statements of Changes in Stockholders’ Equity for the years ended December 31, 2025, 2024 and 2023	9

Notes to the Financial Statements	10

Independent auditors’ report

To the Board of Directors and Stockholders

CEMEX, S.A.B. de C.V.

Millions of Mexican pesos

Opinion

We have audited the separate financial statements of CEMEX, S.A.B. de C.V. (“the Company”), which comprise the separate statements of financial position as at December 31, 2025 and 2024, the separate statements of income, comprehensive income (loss), changes in stockholders’ equity and cash flows for the years ended December 31, 2025, 2024 and 2023, and notes, comprising material accounting policies and other explanatory information.

In our opinion, the accompanying separate financial statements present fairly, in all material respects, the unconsolidated financial position of the Company as at December 31, 2025 and 2024, and its unconsolidated financial performance and its unconsolidated cash flows for the years ended December 31, 2025, 2024 and 2023 in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (IFRS).

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the International Ethical Standards Board of Accountants’ International Code of Ethics for Professional Accountants (including International Independence Standards) (IESBA Code), as applicable to audits of the financial statements of public interest entities, together with the ethical requirements that are relevant to our audit of the financial statements in Mexico, and we have fulfilled our other ethical responsibilities in accordance with these requirements and the IESBA Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the separate financial statements of the current period. These matters were addressed in the context of our audit of the separate financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Valuation of the carrying amount of investments in subsidiaries

The key audit matter	How the matter was addressed in our audit

As discussed in note 14 to the separate financial statements, the balance of equity accounted investees as of December 31, 2025 is $ 357,346 which represented 81% of the total assets of the Company at such date and which is substantially comprised of the Company’s investment in its subsidiaries.

We identified the valuation of the carrying amount of the Company’s investments in its subsidiaries as a key audit matter due to the judgment involved in the determination of whether an impairment triggering event has occurred.

Our audit procedures in this area included, among others:

We have audited the consolidated financial statements of the Company and issued our audit opinion thereon on February 16, 2026. When performing the audit of the consolidated financial statements we evaluated the analysis of goodwill impairment of the subsidiaries of the Company where we identified a higher risk. We used such analysis to assess if there are triggering events that could be indicative of impairment in the Company’s investments in its subsidiaries, and if the conclusions of the Company in this regard are appropriate.

Emphasis of Matter

As described in note 2, the accompanying separate financial statements have been prepared to be used by the Management of CEMEX, S.A.B. de C.V. as well as to comply with certain legal and tax requirements. The financial information therein does not include the consolidation of the financial statements of its subsidiaries, which have been accounted for under the equity method. In assessing the financial situation and results of the economic entity, we must refer to the consolidated financial statements of CEMEX, S.A.B. de C. V. and subsidiaries as of December 31, 2025 and 2024 and for the years ended December 31, 2025, 2024 and 2023, which were issued separately on February 16, 2026 in accordance with IFRS. Our opinion is not modified in respect of this matter.

Responsibilities of Management and Those Charged with Governance for the Separate Financial Statements

Management is responsible for the preparation and fair presentation of the separate financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of separate financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the separate financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditors’ Responsibilities for the Audit of the Separate Financial Statements

Our objectives are to obtain reasonable assurance about whether the separate financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. ‘Reasonable assurance’ is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these separate financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional scepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the separate financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors’ report to the related disclosures in the separate financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors’ report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the separate financial statements, including the disclosures, and whether the separate financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Plan and perform the group audit to obtain sufficient appropriate audit evidence regarding the financial information of the entities or business units within the group as a basis for forming an opinion on the group financial statements. We are responsible for the direction, supervision and review of the audit work performed for purposes of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence and where applicable, actions taken to eliminate threats or safeguards applied.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the separate financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditors’ report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

KPMG Cárdenas Dosal, S.C.

C.P.C. Arturo González Prieto

Monterrey, N.L.

February 17, 2026

Cemex, S.A.B. de C.V. (PARENT COMPANY-ONLY)

Income Statements

(Millions of Pesos)

		Years ended December 31,
	Notes	2025	2024	2023
Revenues	4	$94,481	99,586	100,892
Cost of sales	5	(60,394)	(64,560)	(67,668)

Gross profit		34,087	35,026	33,224
Operating expenses	6	(22,473)	(22,283)	(20,985)

Operating earnings before other income (expenses), net		11,614	12,743	12,239
Other income (expenses), net	7	(1,990)	682	84

Operating earnings		9,624	13,425	12,323
Financial expense	18	(10,934)	(12,474)	(13,017)
Financial income and other items, net	8	188	2,141	(123)
Foreign exchange result		(1,204)	(601)	(716)
Share of profit of equity accounted investees	14	23,429	10,889	8,699

Earnings before income tax		21,103	13,380	7,166
Income tax (expense) benefit	21	(1,269)	3,623	(3,846)

NET INCOME		$19,834	17,003	3,320

The accompanying notes are part of these Parent Company-only financial statements.

Cemex, S.A.B. de C.V. (PARENT COMPANY-ONLY)

Comprehensive Income (Loss) Statements

(Millions of Pesos)

		Years ended December 31,
	Notes	2025	2024	2023
NET INCOME		$19,834	17,003	3,320
Items that will not be reclassified subsequently to the statement of income
Net actuarial gains from remeasurements of defined benefit pension plans	20	220	14	12
Income tax benefit recognized directly in other comprehensive income	21.2	5	180	657

		225	194	669

Items that are or may be reclassified subsequently to the statement of income
Currency translation effects and results on equity of subsidiaries	3.4	(28,644)	43,821	(25,392)
Results from derivative financial instruments designated as cash flow hedges	18.4	1,472	(2,580)	(8)

		(27,172)	41,241	(25,400)

Total items of other comprehensive income (loss) for the period		(26,947)	41,435	(24,731)

TOTAL COMPREHENSIVE (LOSS) INCOME		$(7,113)	58,438	(21,411)

The accompanying notes are part of these Parent Company-only financial statements.

Cemex, S.A.B. de C.V. (PARENT COMPANY-ONLY)

Statements of Financial Position

(Millions of Pesos)

		As of December 31,
	Notes	2025	2024
ASSETS
CURRENT ASSETS
Cash and cash equivalents	9	$8,993	4,557
Trade accounts receivable, net	10	5,159	4,948
Other accounts receivable	11	4,687	5,701
Inventories	12	892	1,372
Accounts receivable from related parties	19.1	2,548	2,288
Other current assets	13	530	561

Total current assets		22,809	19,427

NON-CURRENT ASSET
Equity accounted investees	14	357,346	370,998
Other investments and non-current accounts receivable	15	831	1,992
Accounts receivable from related-parties long term	19.1	2,042	1,304
Property, machinery and equipment, net and assets for the right-of-use, net	16	53,976	53,510
Deferred income tax assets	21.2	4,256	6,719

Total non-current assets		418,451	434,523

TOTAL ASSETS		$441,260	453,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current debt	18.1	$21,004	76
Other current financial obligations	18.2	2,364	2,515
Trade accounts payables	17.1	6,993	8,412
Current accounts payable to related parties	19.1	80,577	67,057
Other current liabilities	17.2	9,182	8,029

Total current liabilities		120,120	86,089

NON-CURRENT LIABILITIES
Non-current debt	18.1	78,477	109,759
Other non-current financial obligations	18.2	829	1,136
Pensions and other post-employment benefits	20	318	549
Non-current accounts payable to related parties	19.1	14	35
Other non-current liabilities		1,423	2,762

Total non-current liabilities		81,061	114,241

TOTAL LIABILITIES		201,181	200,330

STOCKHOLDERS’ EQUITY
Common stock and additional paid-in capital	22.1	103,276	103,276
Other equity reserves and subordinated notes	22.3	35,032	65,741
Retained earnings	22.2	101,771	84,603

TOTAL STOCKHOLDERS’ EQUITY		240,079	253,620

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$441,260	453,950

The accompanying notes are part of these Parent Company-only financial statements.

Cemex, S.A.B. de C.V. (PARENT COMPANY-ONLY)

Cash Flows Statements

(Millions of Pesos)

		Years ended December 31,
	Notes	2025	2024	2023
OPERATING ACTIVITIES
Net income		$19,834	17,003	3,320
Adjustments for:
Depreciation and amortization of assets	5, 6	3,032	2,378	2,466
Impairment losses	7	323	—	—
Share of profit of equity accounted investees	14	(23,429)	(10,889)	(8,699)
Financial items, net		11,950	10,934	13,856
Income taxes	21	1,269	(3,623)	3,846
Results from the sale of assets	7	(8)	136	(478)
Changes in working capital, excluding income taxes		17,786	17,144	2,293

Cash flow provided by operating activities		30,757	33,083	16,604

Interest paid		(8,205)	(8,751)	(10,503)
Income taxes paid		(352)	(3,257)	(6,298)

Net cash flows provided by (used in) operating activities after interest and income taxes		22,200	21,075	(197)

INVESTING ACTIVITIES
Equity accounted investments	14	(5,360)	(2,769)	5,314
Purchase of property, machinery, and equipment, net	16	(3,511)	(3,488)	(1,029)
Non-current related parties, net		(870)	932	(642)
Non-current leases with related parties		—	—	341

Net cash flows provided by (used in) investing activities		(9,741)	(5,325)	3,984

FINANCING ACTIVITIES
Debt repayments	18.1	(39,098)	(100,207)	(65,601)
Proceeds from new debt instruments	18.1	39,282	92,757	50,902
Issuances of subordinated notes	22.3	18,921	—	18,269
Repayment of subordinated notes	22.3	(20,902)	—	—
Coupons paid on subordinated notes	22.3	(1,946)	(2,708)	(2,160)
Derivative financial instruments	18.4	(73)	(683)	(3,333)
Dividends paid	22.1	(2,404)	(1,745)	—
Shares in trust for future deliveries under share-based compensation	23	(930)	(885)	(785)
Other financial obligations, net	18.2	(681)	(767)	(633)
Leases paid to related parties		(192)	(21)	(32)

Net cash flows used in financing activities		(8,023)	(14,259)	(3,373)

Increase in cash and cash equivalents		4,436	1,491	414
Cash and cash equivalents at beginning of period		4,557	3,066	2,652

CASH AND CASH EQUIVALENTS AT END OF PERIOD	9	$8,993	4,557	3,066

Changes in working capital, excluding income taxes:
Trade accounts receivable, net		$(211)	44	(749)
Other accounts receivable		1,014	(2,962)	(1,031)
Inventories		480	(233)	(18)
Current related parties, net		16,769	23,565	1,487
Trade accounts payable		(1,419)	1,294	244
Other current liabilities		1,153	(4,564)	2,360

Changes in working capital, excluding income taxes		$17,786	17,144	2,293

The accompanying notes are part of these Parent Company-only financial statements.

Cemex, S.A.B. de C.V. (PARENT COMPANY-ONLY)

Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2025, 2024 and 2023

(Millions of Pesos)

	Notes	Common stock	Additional paid-in capital	Other equity reserves and subordinated notes	Retained earnings	Total stockholders’ Equity
Balance as of December 31, 2022		$4,164	101,408	32,894	66,307	204,773
Comprehensive income (loss), net	22.3	—	—	(24,731)	3,320	(21,411)
Issuance of subordinated notes	22.3	—	—	18,269	—	18,269
Coupons accrued on subordinated notes	22.3	—	—	(2,228)	—	(2,228)
Share-based compensation	23	—	—	1,029	—	1,029
Shares in trust for future deliveries under share-based compensation	23	—	—	(785)	—	(785)
Cancellation of own shares by shareholders’ resolution	22.1	(2)	(2,294)	2,296	—	—

Balance as of December 31, 2023		$4,162	99,114	26,744	69,627	199,647
Comprehensive income, net	22.3	—	—	41,435	17,003	58,438
Coupons accrued on subordinated notes	22.3	—	—	(2,708)	—	(2,708)
Share-based compensation	23	—	—	1,155	—	1,155
Shares in trust for future deliveries under share-based compensation	23	—	—	(885)	—	(885)
Dividends declared	22.1	—	—	—	(2,027)	(2,027)

Balance as of December 31, 2024		$4,162	99,114	65,741	84,603	253,620
Comprehensive income (loss), net	22.3	—	—	(26,947)	19,834	(7,113)
Issuance of subordinated notes	22.3	—	—	18,921	—	18,921
Repayment of subordinated notes	22.3	—	—	(20,555)	—	(20,555)
Coupons accrued on and premiums on subordinated notes	22.3	—	—	(2,418)	—	(2,418)
Share-based compensation	23	—	—	1,220	—	1,220
Dividends declared	22.1	—	—	—	(2,666)	(2,666)
Shares in trust for future deliveries under share-based compensation	23	—	—	(930)	—	(930)

Balance as of December 31, 2025		$4,162	99,114	35,032	101,771	240,079

The accompanying notes are part of these Parent Company-only financial statements

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

1)	DESCRIPTION OF BUSINESS

Cemex, S.A.B. de C.V., originated in 1906, is a publicly traded variable stock corporation (sociedad anónima bursátil de capital variable) organized under the laws of Mexico, and is the Parent Company of entities whose main activities are oriented to the construction industry, through the production, marketing, sale and distribution of cement, ready-mix concrete, aggregates, urbanization solutions and other construction materials and services. In addition, Cemex, S.A.B. de C.V. performs significant business and operational activities in Mexico.

The shares of Cemex, S.A.B. de C.V. are listed on the Mexican Stock Exchange (“MSE”) as Ordinary Participation Certificates (“CPOs”) (Certificados de Participación Ordinaria) under the symbol “CemexCPO.” Each CPO represents two series “A” shares and one series “B” share of common stock of Cemex, S.A.B. de C.V. In addition, Cemex, S.A.B. de C.V.’s shares are listed on the New York Stock Exchange (“NYSE”) as American Depositary Shares (“ADSs”) under the symbol “CX.” Each ADS represents ten CPOs.

The terms “Cemex, S.A.B. de C.V.” and/or the “Parent Company” used in these accompanying notes to the financial statements refer to Cemex, S.A.B. de C.V. without its consolidated subsidiaries. The terms the “Company” or “Cemex” refer to Cemex, S.A.B. de C.V. together with its consolidated subsidiaries.

The issuance of these separate financial statements was authorized by Cemex, S.A.B. de C.V.’s management on February 17, 2026. These separate financial statements will be submitted for approval to the annual general ordinary shareholders’ meeting of Cemex, S.A.B. de C.V. on March 26, 2026.

2)	BASIS OF PRESENTATION AND DISCLOSURE

Cemex, S.A.B. de C.V.’s separate financial statements as of December 31, 2025 and 2024 and for the years ended December 31, 2025, 2024 and 2023, were prepared in accordance with IFRS Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

Note 3 describes Cemex, S.A.B. de C.V., material accounting policies. Accounting policy information is considered material if, together with other financial information included in the entity’s separate financial statements, it could reasonably influence the decision of primary users.

Separate financial statements

The parent company-only financial statements of Cemex, S.A.B. de C.V. presented herein constitute the separate financial statements of a parent company as defined by International Accounting Standard 27 - Separate Financial Statements (“IAS 27”). Separate Financial Statements reflect the Parent Company’s unconsolidated financial position, financial performance, cash flows and changes in stockholders’ equity as of December 31, 2025 and 2024 and for the years ended December 31, 2025, 2024 and 2023. The consolidated financial statements of Cemex, S.A.B. de C.V. and its subsidiaries were issued separately.

Presentation currency and definition of terms

During the reported periods, the presentation currency of the financial statements was the Mexican Peso, unless otherwise specified. All amounts in these financial statements are stated in millions, except for prices per share. References to Pesos or “$” it means Mexican Pesos, “US$” “U.S. Dollar” or “Dollars,” refers to Dollars of the United States of America (the “United States”), “€” or “Euros,” to the currency used in some European Union (“EU”) countries and “£” or “Pounds,” to British Pounds sterling. For disclosure purposes, certain foreign currency amounts included in the notes to the financial statements are presented in parentheses as convenience translations into U.S. Dollars and/or Pesos, as applicable. Previously reported Peso amounts of prior years are restated using closing exchange rates as of the reporting date if related transactions in other currencies remain unsettled. Peso amounts should not be interpreted as actual amounts or as convertible at the stated rates.

As of December 31, 2025 and 2024, translations of Pesos into Dollars and Dollars into Pesos, were determined for statement of financial position amounts using the closing exchange rate of $18.01 and $20.83, respectively, and for Income Statements amounts, using the average exchange rates of $19.19, $18.55 and $17.63 Pesos per Dollar for 2025, 2024 and 2023, respectively. When the amounts between parentheses are the Peso and the Dollar, the amounts were determined by translating the Euro amount into Dollars using the closing exchange rates at year-end and then translating the Dollars into Pesos as previously described.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

Basis of presentation and disclosure – Income Statements – continued

Income Statements

Cemex, S.A.B. de C.V. presents the line item “Operating earnings before other income (expenses), net” as a relevant subtotal for determining “Operating EBITDA” (Operating earnings before other income (expenses), net plus depreciation and amortization) which is calculated as operating earnings before other income (expenses), net, plus depreciation and amortization. This subtotal facilitates reconciliation between IFRS financial statements and the non-IFRS measure of Operating EBITDA. “Other income (expenses), net” primarily includes revenues and expenses not directly related to Cemex, S.A.B. de C.V.’s core activities or that are non-recurring, such as impairment losses on long-lived assets, results from assets disposal, and restructuring costs, among others (note 7). Under IFRS, the use of subtotals such as “Operating earnings before other income (expenses), net” and the presentation of the Income Statement can vary significantly by industry and companies according to specific needs and requirements.

However, Cemex’s chief executive officer uses Operating EBITDA to assess operating performance, profitability and resource allocation. Moreover, most of Parent Company’s creditors also use this measure to evaluate the Company’s ability to fund capital expenditures, to service or incur debt and to meet financial covenants.

Cemex, S.A.B. de C.V. presents consolidated Operating EBITDA in note 18.1, which may not be comparable to other similarly titled measures of other companies.

Statements of cash flows

During 2025, 2024 and 2023, the statements of cash flows exclude the following transactions that do not involve actual sources or uses, as detailed below:

Operating activities – Changes in working capital:

•

In 2024, Cemex Operaciones Mexico, S.A. de C.V. (“COM”) executed an equity distribution to Cemex, S.A.B. de C.V., which extinguished part of the corresponding accounts payable balance with COM for an amount of $27,253 (note 19.1). The changes in working capital do not include this effect.

Financing activities:

•	In 2025, 2024 and 2023, the increases in other financing obligations in connection with lease contracts negotiated during those years for $407, $1,044 and $260, respectively (note 18.2);

•	In 2025 and 2024, the portion of dividends declared during those years that remains payable as of December 31, 2025 and 2024 for $872 and $282, respectively (notes 22.1 and 22.2); and

Investing activities:

•	In 2025, 2024 and 2023, in connection with the leases negotiated during the year, the increases in right-of-use assets related to lease contracts for $407, $1,044 and $260, respectively (note 16.2).

•

In 2024, in connection with the equity distribution mentioned above, the statement of cash flows excludes the reduction in investments accounted under the equity method of the Parent Company in COM of $27,253 (note 14).

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

Basis of presentation and disclosure – Newly issued IFRS adopted in 2025 – continued

Newly issued IFRS adopted in 2025

Beginning January 1, 2025, Cemex, S.A.B de C.V, adopted IFRS amendments that did not result in any material impact on its results of operation or financial position, and which are explained as follows:

Standard	Main topic
Amendments to IAS 21, The Effects of Changes in Foreign Exchange Rates – Lack of Exchangeability

The amendments require entities to consistently assess whether a currency is exchangeable into another currency. If not, entities must determine the appropriate exchange rate and provide the related disclosures.

3)	MATERIAL ACCOUNTING POLICIES

3.1)	USE OF ESTIMATES AND CRITICAL ASSUMPTIONS

Preparing financial statements under IFRS requires management to make estimates and assumptions that impact reported assets, liabilities, revenues and expenses, as well as the disclosure of contingent items. These assumptions are reviewed regularly based on available information. Actual results may differ from these estimates in future years. Main items subject to significant estimates and assumptions include lease accounting, impairment testing of long-lived assets, recognition of deferred income tax balances, fair value measurement of financial instruments, employee benefits assets and liabilities, and the analyses of contingent liabilities.

3.2)	FOREIGN CURRENCY TRANSACTIONS

Transactions in foreign currencies are recorded in the functional currency at the exchange rates in effect on the dates of the transaction. Monetary assets and liabilities in foreign currencies are translated at the exchange rate on the statement of financial position date. Resulting foreign exchange fluctuations are recognized in Income Statement, except for those arising from: 1) foreign currency debt related to the acquisition of foreign entities; and 2) balances with related parties’ in foreign currency that are not expected to be settled in the foreseeable future and are permanent investment. These specific exchange fluctuations are recorded in “Other equity reserves,” as part of the foreign currency translation adjustment (note 3.10) until the foreign net investment is disposed of. At that time, the accumulated amount in equity is recognized in the Income Statement as part of the gain or loss on disposal.

Financial statements of foreign subsidiaries, are prepared in their functional currency and, translated to U.S. Dollars and then to Pesos. The statement of financial position uses the closing exchange rates, while Income Statement uses the monthly closing rates for the period. The functional currency is the currency in which each entity primarily generates and expenses cash. Translation effects are included in “Other equity reserves” and presented in the statement of other comprehensive income as part of the foreign currency translation adjustment until the net investment in the foreign subsidiary is disposed of (note 3.10).

For functional currency purposes, Cemex, S.A.B. de C.V. is considered to have two divisions. The financial and holding activities use, the Dollar as the functional currency for all related assets, liabilities and transactions. The Cemex, S.A.B. de C.V.’s operating activities in Mexico use, the Peso as the functional currency for all related assets, liabilities and transactions associated with these activities. The most significant closing exchange rates for the statement of financial position and the approximate average exchange rates (as determined using the closing exchange rates of each month within the period) for the statement of income with respect to the primary functional currencies to the Peso as of December 31, 2025, 2024 and 2023, were as follows:

	2025		2024		2023
Currency	Closing	Average	Closing	Average	Closing	Average
Dollar	18.01	19.19	20.83	18.55	16.97	17.63
Euros	0.8513	0.8851	0.9654	0.9265	0.9059	0.9227
British Pound Sterling	0.7420	0.7573	0.7988	0.7819	0.7852	0.8019

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

3.3)	FINANCIAL INSTRUMENTS

Classification and measurement of financial instruments

Financial assets are classified as “Held to collect” and measured at amortized cost whether that meet both of the following conditions and are not designated at fair value through profit or loss: a) they are held within a business model focused on collecting contractual cash flows, and b) their contractual terms result in cash flows on specified dates that are solely payments of principal and interest. Amortized cost is the net present value of the consideration receivable at the transaction date. This classification includes the following categories:

•	Cash and cash equivalents (note 9).

•

Trade accounts receivable, other current accounts receivable and other current assets (notes 10, 11 and 13). Cemex, S.A.B. de C.V. initially recognizes these short-term assets at the original transaction amount, less expected credit losses.

•

Trade accounts receivable sold under securitization programs, where Cemex, S.A.B. de C.V. retains a residual interest or continued involvement in the assets in case of recovery failure, do not qualify for derecognition and remain on the statement of financial position (notes 10 and 18.2).

•	Investments and non-current accounts receivable (note 15). Subsequent changes in amortized cost are recognized in Income Statement under “Financial income and other items, net.”

Certain strategic investments are measured at fair value through other comprehensive income within “Other equity reserves” (notes 15 and 3.10). Cemex, S.A.B. de C.V. does not hold financial assets classified as “Held to collect and sell” where the business model is to collect contractual cash flows and subsequently sell the assets.

Financial assets not classified as “Held to collect” or lacking strategic characteristics are measured at fair value through Income Statement under “Financial income and other items, net,” (notes 8 and 15).

Debt instruments and other financial obligations are classified as “Loans” and measured at amortized cost (notes 18.1 and 18.2). Financial expenses reflect the interest on the Parent Company debt instruments, measured using the effective interest rate. Accrued interest is recognized in “Other current liabilities” against financial expense. During the reporting periods, Cemex, S.A.B. de C.V. did not have any financial liabilities voluntarily recognized at fair value or associated with fair value hedging strategies using derivative financial instruments.

Derivative financial instruments are recognized as assets or liabilities in the statement of financial position at estimated fair value, Changes in fair values are recognized in the Income Statement under “Financial income and other items, net” for the period in which they occur, except for hedging instruments as described below (notes 8 and 18.4).

Hedging instruments (note 18.4)

A hedging relationship is established to the extent the entity considers, based on the analysis of the overall characteristics of the hedging and hedged items, that the hedge will be highly effective in the future and the hedge relationship at inception is aligned with the entity’s reported risk management strategy (note 18.5). The accounting categories of hedging instruments are: a) cash flow hedge, b) fair value hedge of an asset or forecasted transaction, and c) hedge of a net investment in a subsidiary.

In cash flow hedges, the effective portion of changes in fair value of derivative instruments are recognized in stockholders’ equity within other equity reserves and are reclassified to earnings as the interest expense of the related debt is accrued, in the case of interest rate swaps, or when the underlying products are consumed in the case of contracts on the price of raw materials and commodities. In hedges of the net investment in foreign subsidiaries, changes in fair value are recognized in stockholders’ equity as part of the foreign currency translation gains and losses within other equity reserves (note 18.4), whose reversal to earnings would take place upon disposal of the foreign investment. Derivative instruments are negotiated with institutions with significant financial capacity; therefore, Cemex, S.A.B. de C.V. believes the risk of non-performance of the obligations agreed to by such counterparties to be minimal.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

Financial instruments –continued

Impairment of financial assets

Impairment losses of financial assets, including trade accounts receivable, are recognized using the Expected Credit Loss model (“ECL”) for the entire lifetime of such financial assets on initial recognition, and at each subsequent reporting period, even in the absence of a credit event or if a loss has not yet been incurred, considering for their measurement past events and current conditions, as well as reasonable and supportable forecasts affecting collectability. For purposes of the ECL model of trade accounts receivable, on a country-by-country basis, Cemex, S.A.B. de C.V. segments its accounts receivable by type of client, homogeneous credit risk and days past due and determines for each segment an average rate of ECL, considering actual credit loss experience generally over the last 12 months and analyses of future delinquency, which is applied to the balance of the accounts receivable. The average ECL rate increases in each segment of days past due until the rate is 100% for the segment of 365 days or more past due.

Costs incurred in the issuance of debt or borrowings.

Direct costs related to debt issuances or borrowings, or debt refinancing and modifications that do not result in debt extinguishment are added to the carrying amount of the debt and amortized as financial expense over the instrument’s term using the effective interest rate. These costs include commissions and professional fees. Costs incurred in the extinguishment of debt, as well as debt refinancing or modifications to debt agreements, when the new instrument is substantially different from the old instrument according to a qualitative and quantitative analysis, are recognized in the statement of income as incurred.

Leases (notes 16.2, 18.2 and 3.5)

At contract inception, Cemex, S.A.B. de C.V. evaluates whether the contract is, or contains, a lease. A contract is considered a lease if it grants the right to control the use of an identified asset for a period in exchange for consideration. Leases are recognized as financial liabilities and corresponding right-of-use, measured at their commencement date as the net present value of future fixed payments. The interest rate used is either the interest rate implicit in the lease or, if unavailable Cemex, S.A.B. de C.V.’s incremental borrowing rate. Cemex, S.A.B. de C.V. determines this rate by referencing external financing sources and adjusting for the lease term, asset type, and economic environment.

Cemex, S.A.B. de C.V. does not separate the non-lease components from the lease component within the same contract. Lease payments used to measure lease liability include fixed contractual rental payments, less incentives, fixed payments for non-lease components and the value of a purchase option if it is highly probable to be exercised or is considered a bargain. Interest on financial obligations related to lease contracts is recognized as “Financial expense” in the Income Statement.

At the commencement date or upon modification of a contract with lease component, Cemex, S.A.B. de C.V. allocates the consideration in the contract based on its relative stand-alone prices. Cemex, S.A.B. de C.V. applies the recognition exception for lease with terms of 12 months or less and for contracts involving low-value assets, recognizing lease payment for these leases as rental expense in the Income Statement over the lease term.

The lease liability is measured at amortized cost using the effective interest method as payments are incurred. It is remeasured if: a) future lease payments change due to an index or rate adjustments, b) the expected amount payable under a residual guarantee changes, c) the Parent Company changes its assessment regarding the exercise of a purchase, extension or termination option, or d) if there is a revised in-substance fixed lease payment. When the lease liability is remeasured, the carrying amount of the right-of-use asset is adjusted. If the asset has been reduced to zero, the adjustment is recognized within “Financial income and other items, net.”

Embedded derivative financial instruments.

Cemex, S.A.B. de C.V. reviews its contracts to identify embedded derivatives. Identified embedded derivatives are analyzed to determine if they need to be separated from the host contract and recognized in the statement of financial position as assets or liabilities, applying the same valuation rules used for other derivative instruments.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

3.4)	EQUITY ACCOUNTED INVESTEES (note 14)

Investments in controlled entities and in entities over which Cemex, S.A.B. de C.V. exercises significant influence, which are not classified as available for sale, are measured using the equity method.

3.5)	PROPERTY, MACHINERY AND EQUIPMENT AND RIGHT OF USE (note 16)

Property, machinery and equipment are recognized at their acquisition or construction cost, as applicable, less accumulated depreciation and impairment losses. Depreciation of property, machinery and equipment is recognized as part of cost and operating expenses (notes 5 and 6) and is calculated using the straight-line method over the estimated useful lives of the assets, except for mineral reserves, which are depleted using the units-of-production method. Periodic maintenance of fixed assets is expensed as incurred. Advances to suppliers of fixed assets are presented as part of other non-current accounts receivable.

Assets for the right-of-use related to leases are initially measured at cost, which comprises the initial amount of the lease liability adjusted by any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle, remove or restore the underlying asset, less any lease incentives received. Asset for the right-of-use are generally depreciated using the straight-line method from the commencement date to the end of the lease term. Asset for the right-of-use may be reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

Cemex, S.A.B. de C.V. capitalizes, as part of the related cost of fixed assets, interest expense from existing debt during the construction or installation period of qualifying fixed assets, considering Cemex, S.A.B. de C.V.’s corporate average interest rate and the average balance of investments in process for the period.

3.6)	IMPAIRMENT OF LONG-LIVED ASSETS (notes 14, 15 and 16)

Property, machinery and equipment, assets for the right-of-use and other investments

Assets are evaluated for impairment when internal or external indicators arise. Impairment losses, representing the amount by which the asset’s carrying value exceeds its recoverable amount, are recorded in “Other expenses, net.” Recoverable amounts are based on the net present value of projected future cash flows over the asset’s useful life or, when available, the asset’s fair value.

Equity accounted investees

Equity accounted investees are tested for impairment when required due to significant adverse changes, by determining the recoverable amount of such investment, which consists of the higher of the investment in subsidiaries and associates’ fair value, less cost to sell and value in use, represented by the discounted amount of estimated future cash flows to be generated to which those net assets relate. Cemex, S.A.B. de C.V. initially determines its discounted cash flows over periods of 5 to 10 years, depending on the economic cycle. If the value in use of the equity accounted investees is lower than its corresponding carrying amount, the Parent Company determines the fair value of its investment using methodologies generally accepted in the market to determine the value of entities, such as multiples of Operating EBITDA and by reference to other market transactions. An impairment loss is recognized within “Other income (expenses), net,” if the recoverable amount is lower than the net book value of the investment.

3.7)	PROVISIONS (note 18)

Cemex, S.A.B. de C.V. recognizes provisions for legal or constructive obligations arising from past events, that require cash outflows, or the transfer of the Parent Company resources. As of December 31, 2025 and 2024, significant proceedings contributing to Cemex, S.A.B. de C.V.’s current and non-current liabilities and provisions are described in note 25.

Contingent obligations or losses are disclosed qualitatively in the financial statements notes. Long-term commitments with third parties, such as supply contracts are recognized on an incurred or accrued basis, reflecting the substance of the agreements. Relevant commitments are disclosed in the notes.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

3.8)	PENSIONS AND OTHER POST-EMPLOYMENT BENEFITS (note 20) Defined contribution pension plans

The costs of defined contribution pension plans are recognized in the operating results as they are incurred. Liabilities arising from such plans are settled through cash transfers to the employees’ retirement accounts, without generating future obligations.

Defined benefit pension plans and other post-employment benefits

Costs related to defined benefit pension plans and other post-employment benefits, including health care, life insurance and seniority premiums, are recognized as employees render service. These costs are determined using actuarial estimations of the present value of benefits, based on advice from external actuaries. For certain pension plans, Cemex, S.A.B de C.V. has established irrevocable trust funds to cover future benefit payments, referred to as plan assets. Plan assets are measured at fair value as of the statement of financial position date. All actuarial gains and losses for the period, including differences between projected and actual assumptions and between expected and actual returns on plan assets, are recognized as part of “Other items of comprehensive income, net” within stockholders’ equity.

Service cost, reflecting the increase in obligations for additional employee benefits earned during the period, is recognized as operating cost and expense. Net interest cost, arising from changes in obligations due to net present value adjustments and changes in the estimated fair value of plan assets, is recognized in “Financial income and other items, net.”

Termination benefits

Termination benefits, not associated with a restructuring event, which mainly represent severance payments by law, are recognized in the operating results for the period in which they are incurred. In the event of restructuring, the expenses are recognized within “Other income (expenses), net.”

3.9)	INCOME TAXES (note 21)

The income taxes reflected in the statement of operations include the amounts incurred during the period and the amounts of deferred income taxes, determined according to the income tax law applicable, reflecting any uncertainty in income tax treatments, and represent the addition of the amounts determined by applying the enacted statutory income tax rate at the end of the reporting period. According to IFRS, all items charged or credited directly in stockholders’ equity or as part of other comprehensive income or loss for the period are recognized net of their current and deferred income tax effects. The effect of a change in enacted statutory tax rates is recognized in the period in which the change is officially enacted.

Deferred income taxes

Deferred tax assets are reviewed at each reporting date and are derecognized when it is not deemed probable that the related tax benefit will be realized, considering the aggregate amount of self-determined tax loss carryforwards that Cemex, S.A.B. de C.V. believes will not be rejected by the tax authorities based on available evidence and the likelihood of recovering them prior to their expiration through an analysis of estimated future taxable income. To determine whether it is probable that deferred tax assets will ultimately be recovered, Cemex, S.A.B. de C.V. takes into consideration all available positive and negative evidence, including factors such as market conditions, industry analysis, expansion plans, projected taxable income, carryforward periods, current tax structure, potential changes or adjustments in tax structure, tax planning strategies, and future reversals of existing temporary differences.

Uncertain tax positions

The income tax effects of uncertain tax position are recognized when it is probable that the position will be sustained based on its technical merits and assuming that the tax authorities will examine each position and have full knowledge of all relevant information. For each position Cemex, S.A.B. de C.V. considers individually its probability, regardless of its relationship to any other broader tax settlement. The probability threshold represents management’s positive assertion that Cemex, S.A.B. de C.V. is entitled to the economic benefits of a tax position. If a tax position is considered not probable to be sustained, no benefits of the position are recognized. Interest and penalties related to unrecognized tax benefits are recorded as part of the income tax in the statement of income.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

Income taxes –continued

Effective income tax rate

The effective income tax rate is calculated by dividing the line item “Income tax” by the line item “Earnings before income tax.” This rate is then reconciled with Cemex, S.A.B. de C.V.’s statutory tax rate applicable in Mexico (note 21).

3.10)	STOCKHOLDERS’ EQUITY

Other equity reserves and subordinated notes (note 22.3)

Groups the cumulative effects of items and transactions that are, temporarily or permanently, recognized directly to stockholders’ equity, and includes the comprehensive income, which reflects certain changes in stockholders’ equity that do not result from investments by owners and distributions to owners, as well as Subordinated Notes (note 22.3).

The most significant items within “Other equity reserves and subordinated notes” during the reported periods are as follows:

Items of “Other equity reserves and subordinated notes” included in the determination of other comprehensive income (loss):

•	The effective portion of the valuation and liquidation effects from derivative instruments under cash flow hedging relationships, which are recorded temporarily in stockholders’ equity (note 3.3);

•	Changes in fair value of other investments in strategic securities (note 3.3); and

•	Current and deferred income taxes during the period arising from items which effects are directly recognized in stockholders’ equity.

Items of “Other equity reserves and subordinated notes” not included in the determination of other comprehensive income (loss):

•	Effects attributable to controlling stockholders’ equity for financial instruments issued by consolidated subsidiaries that qualify for accounting purposes as equity instruments;

•	The balance of Subordinated Notes with no fixed maturity and any interest accrued thereof; and

•	The cancellation of Cemex, S.A.B. de C.V.’s shares held by consolidated entities or held in trust for the liquidation of executive long-term share-based compensation.

3.11)	EXECUTIVE SHARED-BASED COMPENSATION (note 23)

Share-based payments to executives are defined as equity instruments when services received from employees are settled by delivering shares of the Parent Company and/or a subsidiary; or as liability instruments when Cemex commits to making cash payments to the executives upon exercise of the awards based on changes in the Parent Company and/or the subsidiary’s stock (intrinsic value). The cost of equity instruments represents their estimated fair value at the date of grant and is recognized in the operating results during the periods in which the executives release any restriction. Cemex, S.A.B. de C.V. does not grant liability instruments.

3.12)	CONCENTRATION OF CREDIT

Cemex, S.A.B. de C.V. primarily sells to construction industry distributors, with no specific geographic concentration within the country in which Cemex, S.A.B. de C.V. operates. For the years ended December 31, 2025, 2024, and 2023, no single customer accounted for significant share of reported sales or trade accounts receivable. Similarly, purchases were not significantly concentrated with any single supplier.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

3.13)	NEWLY ISSUED IFRS NOT YET ADOPTED

Several amendments and new IFRS have been issued but are not yet effective. Cemex, S.A.B. de C.V. is reviewing these standards and will adopt them on their respective effective dates. None is expected to have a material adverse impact on our results of operations, liquidity, or financial condition.

Standard	Main topic	Effective date
Amendments to the Classification and Measurement of Financial Instruments – Amendments to IFRS 9, Financial Instruments and IFRS 7, Financial Instruments: Disclosures

The amendments to IFRS 9 and IFRS 7 clarify the derecognition of financial liabilities on the settlement date, allowing accounting options for electronic settlements and require additional disclosures for financial assets and liabilities with contingent terms, including Environmental, Social and Governance features.

January 1, 2026

Contract referencing nature-dependent electricity contracts: Amendments to IFRS 9, Financial Instruments and IFRS 7, Financial Instruments	The amendments allow a company to apply the own-use exemption to Power Purchase Agreement if the company has been, and expects to be, a net- purchaser of electricity for the contract period.	January 1, 2026

In addition, IFRS 18, Presentation and Disclosure in Financial Statements, will replace IAS 1 effective January 1, 2027. It introduces new categories and subtotals in the statement of profit or loss, requires disclosure of management-defined performance measures, and sets new requirements for the location, aggregation, and disaggregation of financial information. Foreign exchange results must be classified by the related income and expenses categories, requiring further disaggregation and affecting the operating, investing, and financing sections. Moreover, the Cash Flow Statement requires operating profit as the starting point. It also standardizes the classification of interest and dividends to match their treatment in the income statement. These changes affect how Cemex, S.A.B. de C.V. presents cash flows from operating, investing, and financing activities. In addition to assessing the impact of these changes, Cemex, S.A.B. de C.V. is currently updating and designing changes to its systems to address the categories in the Income Statement.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

4)	REVENUES

Cemex, S.A.B. de C.V.’s revenues are primarily generated from the sale and distribution of cement, ready-mix concrete, aggregates and other construction materials and services, including urbanization solutions. Revenue is recognized at a point in time or over time in the amount of the price based on the transaction price. As of December 31, 2025 and 2024, contract liabilities with customers were $459 and $454, respectively, related to certain promotions and/or discounts and rebates offered as part of the sale transaction.

As of December 31, 2025, 2024, and 2023, costs capitalized as contract fulfillment assets and released over the contract were not significant. Cemex offers credit terms of 15 to 90 days, depending on customer type and risk.

5)	COST OF SALES

Cost of sales refers to the production cost of inventories at the time of sale. It includes depreciation, amortization and depletion of production assets, storage expenses at production plants, freight costs for raw material and delivery expenses for ready-mix concrete business.

The detail of Cemex, S.A.B. de C.V.’s cost of sales by nature for the years 2025, 2024 and 2023 is as follows:

	2025	2024	2023
Raw materials and goods for resale	$49,569	53,994	57,527
Electricity, fuels and other services	4,075	4,789	4,394
Depreciation and amortization	2,329	1,685	1,856
Payroll	1,275	1,242	1,095
Professional services related to production	960	920	721
Transportation costs	851	912	799
Other costs and changes in inventory	1,005	614	931
Maintenance, repairs and supplies	330	404	345

	$60,394	64,560	67,668

6)	OPERATING EXPENSES

Administrative and selling expenses include cost for personnel, services, and equipment, including depreciation and amortization, related to management, back-office and sales activities. Distribution and logistics expenses refer to storage at points of sales, including depreciation and amortization, as well as freight expenses for moving finished products between plants, sale points and customers’ facilities.

Cemex, S.A.B. de C.V.’s operating expenses by function during 2025, 2024 and 2023, are as follows:

	2025	2024	2023
Administrative expenses	$8,618	7,013	6,404
Selling expenses	2,542	2,712	2,270

Administrative and selling expenses	11,160	9,725	8,674
Distribution and logistics expenses	11,313	12,558	12,311

Operating expenses	$22,473	22,283	20,985

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

Operating expenses –continued

Cemex, S.A.B. de C.V.’s operating expenses by nature during 2025, 2024 and 2023, are as follows:

	2025	2024	2023
Transportation costs	$10,011	11,173	10,926
Professional legal, accounting and miscellaneous consulting services	5,738	4,989	4,427
Payroll	4,810	4,645	4,653
Depreciation and amortization	703	693	610
Public services and office supplies	235	98	69
Maintenance, repairs and supplies	230	157	26
Insurance and sureties	103	119	128
Expected credit losses on trade accounts receivable	16	43	1
Rental expenses	5	10	84
Other operating expenses	622	356	61

	$22,473	22,283	20,985

7)	OTHER INCOME (EXPENSES), NET

The detail of the caption “Other income (expenses), net” in 2025, 2024 and 2023 is as follows:

	2025	2024	2023
Restructuring costs [1]	$(1,541)	—	(35)
Impairment losses (note 16.1)	(323)	—	—
Provision related to electricity charges [2]	—	924	(260)
Results from the sale of assets	8	(136)	478
Miscellaneous fees and others	(134)	(106)	(99)

	$(1,990)	682	84

1

In 2025, Cemex, S.A.B. de C.V. incurred in restructuring expense related to the Cutting Edge program, a corporate initiative to optimize the Group’s organizational and operational structure. This amount includes $794 related to restructuring activities in subsidiaries (note 19.2).

2	Refers to a provision recognized in 2023 as a result of a change in legislation that may require additional payment in relation to electricity charges. In 2024 this provision was canceled.

8)	FINANCIAL INCOME AND OTHER ITEMS, NET

For the years ended December 31, 2025, 2024 and 2023, the detail of “Financial income and other items, net” was as follows:

	2025	2024	2023
Financial income	$1,019	2,214	1,013
Results from financial instruments, net (notes 15 and 18.4)	(801)	(64)	(1,122)
Net interest cost of defined benefits liabilities (note 20)	(47)	(38)	(49)
Others	17	29	35

	$188	2,141	(123)

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

9)	CASH AND CASH EQUIVALENTS

The balance in this caption is comprised of available amounts of cash and cash equivalents, represented by low-risk, highly liquid short-term investments readily convertible into known amounts of cash, including overnight investments, which yield fixed returns and have maturities of less than three months from the investment date. These fixed-income investments are recorded at cost plus accrued interest. Accrued interest is included in the statement of income as part of “Financial income and other items, net.”

As of December 31, 2025 and 2024, cash and cash equivalents consisted of:

	2025	2024
Cash and bank accounts	$444	316
Fixed-income securities and other cash equivalents	8,549	4,241

	$8,993	4,557

10) TRADE ACCOUNTS RECEIVABLE, NET

As of December 31, 2025 and 2024, trade accounts receivable, net consisted of:

	2025	2024
Trade accounts receivable	$5,409	5,195
Allowances for expected credit losses	(250)	(247)

	$5,159	4,948

As of December 31, 2025 and 2024, balances include accounts receivable of $2,380 and $2,325, respectively, sold under outstanding securitization programs established in Mexico, in which Cemex, S.A.B. de C.V., effectively does not surrender full control or the majority of risks and rewards associated with the trade accounts receivable sold. Therefore, the receivables sold were not removed from the statement of financial position and the amounts funded to the Parent Company of $1,782, in both years, were recognized within the line item “Other financial obligations” (note 18.2). The discount granted to the acquirers of the trade receivables is recorded as a financial expense and amounted to $197 in 2025, $240 in 2024 and $256 in 2023 (note 18.2). These securitization and factoring programs mentioned above are usually negotiated for periods of one to two years and are usually renewed at their maturity.

Allowances for doubtful accounts are determined and recognized upon origination of the trade accounts receivable based on an Expected Credit Loss (“ECL”) model. For the years ended December 31, 2025, 2024 and 2023, the ECL expense on accounts receivable was $16, $43 and $1, respectively, charged to the Income Statements as part of operating expense. Under this ECL model, Cemex, S.A.B. de C.V. segments its accounts receivable in a matrix by type of client or homogeneous credit risk and days past due and determines for each segment an average rate of ECL, considering actual credit loss experience over the last 24 months and analyses of future delinquency, which is applied to the balance of the accounts receivable. Changes in the ECL allowance in 2025, 2024 and 2023 were as follows:

	2025	2024	2023
Allowances for expected credit losses at beginning of period	$247	217	274
Charged to selling expenses	16	43	1
Deductions	(13)	(13)	(58)

Allowances for expected credit losses at end of period	$250	247	217

11)	OTHER ACCOUNTS RECEIVABLE

As of December 31, 2025 and 2024, the caption other accounts receivable included the following:

	2025	2024
Other refundable taxes	$3,636	3,082
Current portion of assets from valuation of derivative financial instruments (note 18.4)	432	1,739
Non-trade accounts receivable [1]	619	880

	$4,687	5,701

1	Non-trade accounts receivable are mainly attributable to the sale of assets.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

12)	INVENTORIES

Inventories are valued using the lower cost or net realizable value. The weighted average cost of inventories includes expenditures incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition. Inventory balances are subject to impairment. When an impairment situation arises, the inventory balance is adjusted to its net realizable value against “Cost of sales.” Advances to suppliers of inventory are presented as part of other current assets. As of December 31, 2025 and 2024, the balances of inventories were summarized as follows:

	2025	2024
Finished goods	$778	910
Materials and spare parts	42	102
Inventory in transit	72	360

	$892	1,372

For the years ended December 31, 2025, 2024 and 2023, Cemex, S.A.B. de C.V. recognized in the caption of “Cost of sales” in the Income Statements, inventory obsolescence of $6, $7 and $8, respectively.

13)	OTHER CURRENT ASSETS

As of December 31, 2025 and 2024, other current assets consisted of:

	2025	2024
Advance payments	$199	340
Investment available for sale	331	221

	$530	561

14)	EQUITY ACCOUNTED INVESTEES

As of December 31, 2025 and 2024 equity method accounted investees are detailed as follows:

Subsidiaries:	Activity	Country	%	2025	2024
Cemex Innovation Holding Ltd.	Holding	Switzerland	99.6	$71,635	72,862
Cemex Operaciones México, S.A. de C.V.	Cement	Mexico	99.9	261,481	268,530
Cemex Concretos, S.A. de C.V.	Ready-mix	Mexico	95.9	8,528	13,535
Other companies	—	—	—	6,702	8,001
Associates:
Camcem, S.A. de C.V.	Cement	Mexico	40.1	8,776	7,988
Other companies	—	—	—	224	82

				$357,346	370,998

Out of which:
Acquisition cost				$443,539	438,179
Equity method recognition				$(86,193)	(67,181)

In December 31, 2025, Cemex, S.A.B. de C.V. made capital contributions of approximately $6,781 to its subsidiary, Cemex Innovation Holding Ltd. In addition, during 2025, made capital contributions of approximately $193 to its subsidiary Net Cx, S.A. de C.V.

In addition, during 2025 the Parent Company received dividends totaling approximately $1,614, of which $1,438 were received from Cemex Concretos, S.A. de C.V., $54 from Cemex España, S.A., and $122 from Camcem, S.A. de C.V. (“Camcem”).

In July 2024, Cemex S.A.B. de C.V. received an equity distribution of $27,253 from COM (note 2). Additionally, in May 2024, Cemex S.A.B. de C.V. received dividends for $106 from Camcem.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

Equity accounted investees –continued

The combined condensed financial information presented below refers to equity accounted investees in which Cemex, S.A.B. de C.V. holds significant influence. For information regarding the financial position and statement of income of Cemex’s subsidiaries, reference is made to the consolidated financial statements of Cemex.

The combined condensed statements of financial position information of associates as of December 31, 2025 and 2024 are set forth below:

	2025	2024
Current assets	$24,143	27,225
Non-current assets	40,150	35,198

Total assets	64,293	62,423

Current liabilities	5,320	6,341
Non-current liabilities	17,186	15,924

Total liabilities	22,506	22,265

Total net assets	$41,787	40,158

Out of the total assets amounts in 2025 and 2024 presented in the table above, Camcem, which is the holding company of Grupo Cementos de Chihuahua, S.A.B. de C.V., represented 98% in both years. In addition, out of total liabilities, Camcem represented 99% in 2025 and 97% in 2024.

Combined selected information of the Income Statements of associates in 2025, 2024 and 2023 is set forth below:

	2025	2024	2023
Revenues	$27,120	23,524	24,372
Operating earnings	7,060	6,973	6,717
Income before income tax	5,428	4,873	4,566
Net income	3,192	2,824	2,658

Out of net income in 2025, 2024 and 2023 from the table above, amounts that Cemex participates, and which reflect the share in associates in the Company’s Income Statements, Camcem represented 92%, 99% and 100%, respectively.

15)	OTHER INVESTMENTS AND NON-CURRENT ACCOUNTS RECEIVABLE

As of December 31, 2025 and 2024, other investments and non-current accounts receivable included the following:

	2025	2024
Non-current portion of assets from valuation of derivative financial instruments (note 18.4)	$188	1,191
Extraction rights	109	109
Investments in strategic equity securities	171	65
Investments at fair value with changes recognized through the statement of operations	4	7
Other non-current investments	359	620

	$831	1,992

16)	PROPERTY, MACHINERY AND EQUIPMENT, NET AND ASSETS FOR THE RIGHT-OF-USE, NET

As of December 31, 2025 and 2024, property, machinery and equipment, net and assets for the right-of-use, net were summarized as follows:

	2025	2024
Property, machinery and equipment, net	$52,941	52,281
Assets for the right-of-use, net	1,035	1,229

	$53,976	53,510

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

16.1)	PROPERTY, MACHINERY AND EQUIPMENT, NET

As of December 31, 2025, the average useful lives by category of fixed assets, which are reviewed at each reporting date, were as follows:

Years
Administrative buildings	35
Industrial buildings	20
Machinery and equipment in plant	25
Ready-mix trucks and motor vehicles	10
Office equipment and other assets	5

As of December 31, 2025, to the best of its knowledge, management considers that its commitments and actions in relation to climate change do not currently affect the estimated average useful lives of its property, machinery and equipment described above.

As of December 31, 2025 and 2024, the property, machinery and equipment, net balances and changes for the period for such caption, are as following:

	2025
	Land and quarries	Building	Machinery and equipment	Investments in progress [2]	Total
Cost at beginning of period	$17,027	11,065	45,224	7,266	80,582
Accumulated depreciation and depletion	(1,646)	(3,871)	(22,784)	—	(28,301)

Net book value at beginning of period	15,381	7,194	22,440	7,266	52,281
Capital expenditures	65	786	2,436	3,743	7,030
Stripping costs	59	—	—	—	59
Disposals, reclassifications and impairments losses[1]	(91)	(15)	(309)	(3,470)	(3,885)
Depreciation and depletion for the period	(119)	(361)	(2,035)	—	(2,515)
Foreign currency translation effects	(23)	(6)	—	—	(29)

Cost at end of period	17,037	11,830	47,351	7,539	83,757
Accumulated depreciation and depletion	(1,765)	(4,232)	(24,819)	—	(30,816)

Net book value at end of period	$15,272	7,598	22,532	7,539	52,941

1	In 2025 includes impairment losses for a net amount of $323 (note 7).

	2024
	Land and quarries	Building	Machinery and equipment	Investments in progress [2]	Total
Cost at beginning of period	$16,358	9,284	39,333	11,533	76,508
Accumulated depreciation and depletion	(1,501)	(3,607)	(21,400)	—	(26,508)

Net book value at beginning of period	14,857	5,677	17,933	11,533	50,000
Capital expenditures	50	1,713	6,355	3,714	11,832
Stripping costs	42	—	—	—	42
Disposals and reclassification	—	(77)	(464)	(7,981)	(8,522)
Depreciation and depletion for the period	(145)	(264)	(1,384)	—	(1,793)
Foreign currency translation effects	577	145	—	—	722

Cost at end of period	17,027	11,065	45,224	7,266	80,582
Accumulated depreciation and depletion	(1,646)	(3,871)	(22,784)	—	(28,301)

Net book value at end of period	$15,381	7,194	22,440	7,266	52,281

2

As of December 31, 2025, and 2024, includes costs related to the construction of the second kiln in the Tepeaca cement plant in the Mexican stateof Puebla and other investment projects for $302 and $1,441, respectively. The construction of this kiln is intended to increase the installed capacity of the plant to four million tons per year.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

16.2)	ASSETS FOR THE RIGHT-OF-USE, NET

As of December 31, 2025 and 2024, assets for the right-of-use, net and the changes in this caption, were as follows:

	2025
	Land	Buildings	Machinery and equipment	Others	Total
Assets for the right-of-use at beginning of period	$284	436	2,988	529	4,237
Accumulated depreciation	(160)	(290)	(2,227)	(331)	(3,008)

Net book value at beginning of period	124	146	761	198	1,229
Additions of new leases	4	58	345	—	407
Cancellations and remeasurements, net	—	(6)	(78)	—	(84)
Depreciation for the period	(39)	(59)	(315)	(104)	(517)

Assets for the right-of-use at end of period	288	488	3,255	529	4,560
Accumulated depreciation	(199)	(349)	(2,542)	(435)	(3,525)

Net book value at end of period	$89	139	713	94	1,035

	2024
	Land and quarries	Buildings	Machinery and equipment	Others	Total
Assets for the right-of-use at beginning of period	$268	392	2,410	271	3,341
Accumulated depreciation	(123)	(234)	(1,854)	(212)	(2,423)

Net book value at beginning of period	145	158	556	59	918
Additions of new leases	15	47	724	258	1,044
Cancellations and remeasurements, net	1	(3)	(146)	—	(148)
Depreciation for the period	(37)	(56)	(373)	(119)	(585)

Assets for the right-of-use at end of period	284	436	2,988	529	4,237
Accumulated depreciation	(160)	(290)	(2,227)	(331)	(3,008)

Net book value at end of period	$124	146	761	198	1,229

For the years ended December 31, 2025, 2024 and 2023, the combined rental expense related with short-term leases, low-value leases and variable lease payments were $25, $43 and $56, respectively, and were recognized in cost of sales and operating expenses, as applicable.

17)	TRADE ACCOUNT PAYABLES AND OTHER CURRENT LIABILITIES

17.1)	TRADE ACCOUNT PAYABLES

Supplier Finance Agreements

To support its supplier’s liquidity, Cemex, S.A.B. de C.V. has partnered with financial institutions to establish supply chain programs. Under these programs, registered suppliers may choose to sell their accounts receivable from Cemex, S.A.B. de C.V. to a participating financial institution before the agreed payment date. Suppliers are responsible for any financial cost incurred. Parent Company settles these payments with the financial institutions on the original due dates or with no substantial extensions. As of December 31, 2025 and 2024, the balances of trade payables on the statements of financial position include $6,363 in 2025 and $8,360 in 2024 related to these programs, with an average payment term of 95 days. These programs do not involve additional cash flow risk to the Parent Company.

Trade accounts payable would be classified as debt, whether payment terms are significantly extended through the programs with financial institutions. As of December 31, 2025 and 2024, there are no debt balances arising from these programs.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

17.2)	OTHER CURRENT LIABILITIES

As of December 31, 2025 and 2024, other current liabilities are shown below:

	2025	2024
Provisions [1]	$1,400	978
Advance from customers	2,540	2,612
Accounts payable and accrued expenses	2,543	983
Interest payable	1,694	1,734
Taxes payable	546	1,268
Contract liabilities with customers (note 4)	459	454

	$9,182	8,029

1	The caption refers primarily to services, insurance and fees.

18)	FINANCIAL INSTRUMENTS

18.1)	CURRENT AND NON-CURRENT DEBT

Cemex, S.A.B. de C.V.’s debt summarized as of December 31, 2025 and 2024, by interest rates and currencies were as follows:

	2025			2024
	Current	Non-current	Total	Current	Non-current	Total
Floating rate debt	$8,941	14,556	23,497	$—	26,774	26,774
Fixed rate debt	12,063	63,921	75,984	76	82,985	83,061

	$21,004	78,477	99,481	$76	109,759	109,835

	2025				2024
Currency	Current	Non-current	Total	Effective rate	Current	Non-current	Total	Effective rate
Dollars	$3,555	60,495	64,050	4.7%	$76	73,998	74,074	4.9%
Euros	8,461	9,430	17,891	3.2%	—	18,216	18,216	3.9%
Pesos	8,988	8,552	17,540	9.8%	—	17,545	17,545	11.2%

	$21,004	78,477	99,481		$76	109,759	109,835

As of December 31, 2025 and 2024, Cemex, S.A.B. de C.V.’s debt summarized by type of instrument, was as follows:

2025	Current	Non-current	2024	Current	Non-current
Bank loans			Bank loans
Lines of credit, 2026	$—	—	Lines of credit, 2025	$76	—
Syndicated loans, 2026 to 2029	5,988	27,206	Syndicated loans, 2026 to 2029	—	36,064

	5,988	27,206		76	36,064

Notes payable			Notes payable
Medium-term notes, 2026 to 2031	11,461	54,826	Medium-term notes, 2025 to 2031	—	73,695

	11,461	54,826		—	73,695

Total bank and notes payable	17,449	82,032	Total bank and notes payable	76	109,759
Current maturities	3,555	(3,555)	Current maturities	—	—

	$21,004	78,477		$76	109,759

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

Debt – continued

Changes in debt for the years ended December 31, 2025, 2024 and 2023 were as follows:

	2025	2024	2023
Debt at beginning of year	$109,835	98,987	128,027
Proceeds from new debt instruments	39,282	92,757	50,902
Debt repayments	(39,098)	(100,207)	(65,601)
Foreign currency translation and accretion effects	(10,538)	18,298	(14,341)

Debt at end of year	$99,481	109,835	98,987

As of December 31, 2025 and 2024, non-current notes payable for $54,826 and $73,695, respectively, are detailed as follows:

						Redeemed	Outstanding
	Date of		Principal		Maturity	amount [2]	amount [2]
Description [1]	issuance	Currency	amount	Rate	date	US$	US$	2025	2024
CEBURES 2023 variable rate [3]	05/Oct/23	Pesos	3,000	TIIE+.45%	01/Oct/26	—	167	$—	3,000
CEBURES 2023 fixed rate [3]	05/Oct/23	Pesos	8,500	11.48%	26/Sep/30	—	472	8,551	8,560
July 2031 Notes	12/Jan/21	Dollar	1,750	3.875%	11/Jul/31	(642)	1,108	19,880	22,993
September 2030 Notes	17/Sep/20	Dollar	1,000	5.20%	17/Sep/30	(283)	717	12,880	14,895
November 2029 Notes	19/Nov/19	Dollar	1,000	5.45%	19/Nov/29	(247)	753	13,515	15,627
March 2026 Notes	19/Mar/19	Euro	400	3.125%	19/Mar/26	—	470	—	8,620

								$54,826	73,695

1	As of December 31, 2025, these issuances are fully and unconditionally guaranteed by Cemex Concretos, S.A. de C.V., COM, Cemex Innovation Holding Ltd. and Cemex Corp.

2	Presented net of all notes repurchased and held by Cemex, S.A.B. de C.V.’s subsidiaries. As of December 31, 2025, all repurchased notes have been canceled.

3

On February 16, 2024, Cemex, S.A.B. de C.V. reopened and placed and additional principal amount of $5,500 of its sustainability-linked long-term notes (Certificados Bursátiles de Largo Plazo or the “2023 CEBURES”), issued in 2023. The reopening closed on February 20, 2024 and consisted of two tranches: the first of $2,000 at a floating annual interest rate of TIIE 28 plus 0.45%, and the second of $3,500 at a fixed annual interest rate of 11.48%. In connection with these issuances in 2024, Cemex, S.A.B. de C.V. negotiated interest rate and currency derivative instruments to synthetically change the financial risks profile from the Peso to the Dollar (note 18.4).

Non-current debt maturities as of December 31, 2025, were as follows:

2025
2027	$10,883
2028	10,882
2029	15,401
2030	21,433
2031 and thereafter	19,878

$78,477

As of December 31, 2025, Cemex, S.A.B. de C.V. had the following lines of credit, of which, the only committed portion refers to the revolving credit facility under the 2023 Credit Agreement, at annual interest rates ranging between 4.34% and 5.40%, depending on the negotiated currency:

Millions of U.S. Dollars	Lines of credit		Available
Other lines of credit from banks [1]	US$	997	997
Revolving Credit Facilities (“RCF”)		2,352	2,352

	US$	3,349	3,349

1	Uncommitted amounts subject to the banks’ availability.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

Debt – continued

Sustainability-linked financing framework

As of December 31, 2025 and 2024, Cemex, S.A.B. de C.V.’s debt totaled $99,481 and $109,835, respectively. Of these amounts, $44,745 in 2025 and $47,624 in 2024 were denominated in Dollars, Euros and Pesos under the 2023 Sustainability-linked Financing Framework (the “2023 SLFF”). This debt supports Cemex’s CO2 emissions reduction strategy and contribute to a carbon-neutral economy.

As of December 31, 2025 and 2024, $33,192 and $36,057, respectively, of the debt under the 2023 SLFF were from bank loans, including the 2023 Credit Agreement (as defined below), the Euro Credit Agreement (as defined below) and the Peso Bilateral Term Loan (as defined below) (collectively, the “Bank Credit Agreements”). Under these agreements, annual performance against the 2023 SLFF metrics may adjust the interest rate margin by up to plus or minus 5 basis points (“bps”), consistent with other sustainability-linked facilities for investment-grade rated borrowers.

The remainder of the debt balance under the 2023 SLFF relates to the 2023 CEBURES. Of this, $3,000 in variable rate debt is linked to a single 2023 SLFF metric and may increase by 20 bps in nominal value at redemption. The remaining $8,552 in fixed rate debt is also tied to one metric and may result in a 25 bps annual increase to the interest rate for the last four semi-annual coupon payments. Additionally, Cemex, S.A.B. de C.V.’s securitization programs are linked to the 2023 SLFF. Depending on performance against one or more metrics, these programs may incur an annual fee of up to 5 bps of the total facility amount. The 2023 SLFF is also linked to the RCF presented in the lines of credit table above for US$2,352. As of December 31, 2025 and 2024, Cemex, S.A.B. de C.V.’s entire RCF remain available.

2023 Credit Agreement and 2021 Credit Agreement

On October 30, 2023, Cemex, S.A.B. de C.V. refinanced its 2021 Credit Agreement, entering into the 2023 Credit Agreement. The new 2023 Credit Agreement, extends the maturity of the 2021 Credit Agreement to 2028 and includes a US$1,000, 5-year amortizing term loan and a US$2,000, 5-year committed RCF. The 2023 Credit Agreement is denominated in Dollars and retains the previous interest rate margin and financial covenants, consistent with an investment-grade capital structure. As of December 31, 2025 and 2024, the outstanding debt under the 2023 Credit Agreement amounted $18,010 (US$1,000) and $20,830 (US$1,000), respectively.

All tranches under the 2023 Credit Agreement carry a margin over the Secured Overnight Financing Rate (“SOFR”) of 100 to 175 bps, depending on the Consolidated Leverage Ratio (as defined below). Margins are lowest when the Consolidated Leverage Ratio is less than or equal to 2.25 times and highest when it exceeds 3.25 times. As of December 31, 2025 and 2024, the SOFR rate was 3.87% and 4.49%, respectively.

Euro Credit Agreement

The Euro Credit Agreement comprises a €450, 5-year amortizing term loan and a €300, 4-year committed revolving credit facility, maturing in 2029. The Euro Credit Agreement, denominated exclusively in Euros, maintains the same financial covenants and general terms as the 2023 Credit Agreement. As of December 31, 2025 and 2024, the debt outstanding under the Euro Credit Agreement was €450, for both years.

All tranches under the Euro Credit Agreement carry a margin over the Euro Interbank Offered Rate (“Euribor”) ranging from 140 to 215 bps, depending on the Consolidated Leverage Ratio. The lowest margin applies when the ratio is 2.25 times or less, and the highest applies when it exceeds 3.25 times. As of December 31, 2025 and 2024, the 3-month Euribor rate was 2.026% and 2.714%, respectively.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

Debt – continued

Peso Bilateral Term Loan

On December 13, 2023, the Parent Company entered into the Peso Bilateral Term Loan consisting of a $6,000, 5-year amortizing term loan. As of December 31, 2025 and 2024, the outstanding debt under this loan was $6,000 for both years (note 26).

The debt balances under the Bank Credit Agreements, , for which Cemex, S.A.B. de C.V. is the borrower, are guaranteed by Cemex Concretos, S.A. de C.V., Cemex Operaciones México, S.A. de C.V., Cemex Innovation Holding Ltd. and Cemex Corp. The Parent Company is currently in compliance with all covenants in the Bank Credit Agreements. However, future compliance, including financial covenants, cannot be assured. Failure to comply, if not remedied, may result in an event of default and could materially and adversely affect Cemex’s business and financial condition.

Financial Covenants

Under the Bank Credit Agreements, Cemex, S.A.B. de C.V. must maintain a Consolidated Leverage Ratio of 3.75 times and a minimum Consolidated Coverage Ratio of 2.75 times, measured at the end of each quarter for each rolling four-quarter period. These ratios are calculated using the consolidated amounts as defined in the agreements.

Consolidated Leverage Ratio

•

Under the Bank Credit Agreements, the ratio is calculated by dividing “Consolidated Net Debt” by “Consolidated EBITDA” for the last twelve months as of the calculation date. Consolidated Net Debt is defined as debt, reported in the statement of financial position, less cash and cash equivalents. It excludes existing or future obligations under any securitization program, and any subordinated notes of Cemex, S.A.B. de C.V., It is also, adjusted for net mark-to-market of all derivative instruments, as applicable, and other adjustments related to business acquisitions or disposals.

Consolidated EBITDA: Under the Bank Credit Agreements, Operating EBITDA for the last twelve months as of the calculation date is, as adjusted for any discontinued EBITDA. This adjustment is used solely to calculate the Consolidated Leverage Ratio on a pro forma basis for any material disposition or acquisition.

Consolidated Coverage Ratio

•	Under the Bank Credit Agreements, this ratio equals Consolidated EBITDA divided by financial expense for the previous twelve months as of the calculation date.

As of December 31, 2025, 2024 and 2023, under the Bank Credit Agreements, as applicable, the main consolidated financial ratios were as follows:

Consolidated financial ratios		Refers to the compliance limits and calculations that were effective on each date
		2025	2024	2023
Leverage ratio	Limit	<=3.75	<=3.75	<=3.75
	Calculation	1.63	1.81	2.06

Coverage ratio	Limit	>=2.75	>=2.75	>=2.75
	Calculation	8.37	7.26	7.91

Cemex, S.A.B. de C.V. may face payment acceleration under the 2023 Credit Agreement if it fails to comply with financial ratios and does not secure a waiver or negotiate compliance. This could have a significant impact on its operating results, liquidity, and financial position. Cemex, S.A.B. de C.V.’s ability to comply with these ratios may be affected by economic conditions, volatility in foreign exchange rates, as well as by overall conditions in the financial and capital markets or other factors. Cemex, S.A.B. de C.V. will reclassify all non-current debt as current if it fails to meet its covenants, causing a default, including if the financial ratios are not met, or if a cross-default clause is triggered. However, it will not reclassify non-current debt if it anticipates compliance with financial ratios, provided there are amendments or waivers for the next 12 months, a high likelihood of curing any violations during a remediation period, or a long-term refinancing agreement.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

18.2)	OTHER FINANCIAL OBLIGATIONS

Other financial obligations in the statement of financial position of Cemex, S.A.B. de C.V. as of December 31, 2025 and 2024, are as follows:

	2025			2024
	Current	Non-current	Total	Current	Non-current	Total
I. Leases	$582	829	1,411	$733	1,136	1,869
II. Liabilities secured with accounts receivable	1,782	—	1,782	1,782	—	1,782

	$2,364	829	3,193	$2,515	1,136	3,651

I.	Leases (7.1, 15.2, 3.1, 3.3 and 3.5)

Cemex, S.A.B. de C.V. has several operating and administrative assets under lease contracts (note 16.2). The Parent Company applies the recognition exemption for short-term leases and leases of low-value assets, which are directly recognized in the cost of sales or operating expenses, as applicable. Changes in the balance of lease financial liabilities during 2025, 2024 and 2023 were as follows:

	2025	2024	2023
Lease financial liability at beginning of year	$1,869	1,536	2,128
Additions from new leases	407	878	260
Reductions from payments	(681)	(767)	(633)
Cancellations and liability remeasurements	(12)	(14)	(311)
Foreign currency translation and accretion effects	(172)	236	92

Lease financial liability at end of year	$1,411	1,869	1,536

As of December 31, 2025 the non-current lease financial liabilities are as follows:

Total
2027	$331
2028	176
2029	109
2030	91
2031 and thereafter	122

$829

Total cash outflows for leases in 2025, 2024 and 2023, including the interest expense portion, were $852, $871 and $738, respectively (notes 19.2 and 24.2). . Financial expenses related to lease contracts in 2025, 2024 and 2023, were $94, $116 and $108, respectively.

II.	Liabilities secured with accounts receivable

As mentioned in note 9, as of December 31, 2025 and 2024, the funded amounts of trade accounts receivable sold under securitization programs and/or factoring programs with recourse of $1,782, in both years, were recognized in “Other financial obligations” in the statement of financial position.

The balances of the Parent Company’s other financial obligations associated with the programs for the sale of accounts receivable mentioned above are part of Cemex, S.A.B. de C.V. total obligations under the SLFFs framework mentioned before, which are linked and aligned to Cemex’s strategy of CO2 emissions reduction and its ultimate vision of a carbon-neutral economy.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

18.3) FAIR VALUE OF FINANCIAL INSTRUMENTS

Under IFRS, fair value is defined as the “Exit Value,” or the price received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, taking into account the counterparty’s credit risk. This concept assumes the presence of a market and market participants for the asset or liability. If no market or participants exist, IFRS applies a fair value hierarchy. Level 1 gives the highest priority to unadjusted quoted prices in active markets for identical items; Level 2 uses observable inputs other than quoted prices, typically for assets not actively traded; Level 3 relies on significant unobservable inputs.

Financial assets and liabilities

The carrying amounts of current financial instruments approximate their estimated fair values because of their short-term, revolving nature.

The estimated fair value of non-current debt is classified as level 1 and level 2. It is determined either by using estimated market prices for similar instruments, considering current interest rates available to Cemex, S.A.B. de C.V. for debt with similar maturities, or by discounting future cash flows using market-based interest rates.

The fair values determined by Cemex, S.A.B. de C.V. for its derivative financial instruments are level 2. There is no direct measure for the risk of Cemex, S.A.B. de C.V. or its counterparties in connection with such instruments. Therefore, the risk factors applied for Cemex, S.A.B. de C.V.’s assets and liabilities originated by the valuation of such derivatives were extrapolated from publicly available risk discounts for other public debt instruments of Cemex, S.A.B. de C.V. or its counterparties.

The estimated fair value of derivative instruments fluctuates over time and is determined by measuring the effect of future relevant economic variables according to the yield curves shown in the market as of the reporting date. These values should be analyzed in relation to the fair values of the underlying transactions and as part of Cemex, S.A.B. de C.V.’s overall exposure to fluctuations in interest rates and foreign exchange rates. The notional amounts of derivative instruments do not represent amounts of cash exchanged by the parties, and consequently, there is no direct measure of Cemex, S.A.B. de C.V.’s exposure to the use of these derivatives. The amounts exchanged are determined based on the notional amounts and other terms included in the derivative instruments.

As of December 31, 2025 and 2024, the carrying amounts of non-current financial assets and liabilities and their respective fair values were as follows:

	2025		2024
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Investments available for sale (note 13)	$331	331	$221	221
Derivative financial instruments (notes 15 and 18.4)	188	188	1,191	1,191

	$519	519	$1,412	1,412

Financial liabilities
Non-current debt (note 18.1)	$78,477	78,855	$109,759	105,706
Other financial obligations (note 18.2)	829	827	1,136	1,113
Derivative financial instruments (note 18.4)	795	795	2,088	2,088
Accounts payable with related parties (note 19.1)	14	14	35	35

	$80,115	80,491	$113,018	108,942

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

18.4) DERIVATIVE FINANCIAL INSTRUMENTS

For the years ended December 31, 2025, 2024 and 2023, Cemex, S.A.B. de C.V. held derivative financial instruments in accordance with its Risk Management Committee guidelines, debt agreement restrictions, and hedging strategy. The notional amounts and fair values of Cemex, S.A.B. de C.V.’s derivative instruments were as follows:

	2025			2024
	Notional amount		Fair value	Notional amount	Fair value
I. Financial derivative instruments hedging the net investment	US$	1,817	(94)	713	63
II. Cross currency swaps		658	(1)	658	(100)
III. Interest rate swaps		705	2	600	14
IV. Fuel price hedging		247	3	356	6
V. Foreign exchange options		—	—	650	41

	US$	3,427	(90)	2,977	24

I.	Financial derivative instruments hedging the net investment

As of December 31, 2025 and 2024, there are Dollar/Peso foreign exchange forward contracts for notional amounts of US$492 ($8,861) and US$492 ($10,248), respectively. Cemex, S.A.B. de C.V. has designated this program as a hedge of Cemex, S.A.B. de C.V.’s net investment in Pesos, pursuant to which changes in the fair market value of these instruments are recognized as part of other equity reserves. For the years 2025, 2024 and 2023, these contracts generated losses of $2,005 (US$105), gains of $1,586 (US$86) and losses of $3,028 (US$172), respectively, which partially offset currency translation effects in each year recognized in equity generated from the Parent Company’s net assets denominated in Pesos.

In addition, as of December 31, 2025 and 2024, as part of the Peso net investment hedge strategy, there are additional Dollar/Peso capped forwards, structured with option contracts, for a notional amount of US$784 ($14,111) and US$221 ($4,612), respectively. These capped forwards contain limits on the upside that the instrument may generate. Changes in the fair market value of such capped forward contracts are also recognized as part of other equity reserves. For the years 2025, 2024 and 2023, these contracts generated losses of $1,253 (US$65), gains of $802 (US$43) and losses $953 (US$54), respectively, which partially offset currency translation effects recognized in equity generated from Cemex S.A.B de C.V. net assets denominated in Pesos.

Moreover, as of December 31, 2025, Cemex, S.A.B. de C.V.’s held cross-currency swap and forward starting cross currency swaps contracts for a notional amount of US$541 ($9,743). Cemex, S.A.B. de C.V. has designated this program as a hedge of Cemex, S.A.B. de C.V.’s net investment in Euros. In addition, changes in the fair value of these contracts related to the interest rate are initially recognized as part of other equity reserves and are subsequently allocated through financial expense, as interest expense on the related loans is accrued in the Income Statement. During 2025, changes in the fair value of these contracts generated losses of $383 (US$20), recognized in other equity reserves.

II.	Cross currency swaps

As of December 2025 and 2024, Cemex, S.A.B. de C.V. held cross-currency swap contracts with a notional amount of US$658 ($11,844) and US$658 ($13,706), respectively, related to the 2023 CEBURES as described in note 18.1, These contracts were designated as cash flow hedges to modify the rate and currency risk profile of the 2023 CEBURES from Peso to Dollar. For the years 2025, 2024 and 2023, changes in the fair value of these contracts resulted in gains of $1,715 (US$89), losses of $2,290 (US$123) and gains of $409 (US$23), respectively, recognized in other comprehensive income.

III.	Interest rate swaps

As of December 31, 2025 and 2024, the Parent Company held interest rate swaps for a notional amount of US$705 ($12,697) and US$600 ($12,498), respectively, and fair market value assets of $29 (US$2) in 2025 and $298 (US$14) in 2024. For the years ended in 2025, 2024 and 2023, changes in the fair value of these contracts resulted in losses of $243 (US$13), $291 (US$16) and $157 (US$9), respectively, which were recognized in in other comprehensive income.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

Derivatives financial instruments – continued

IV. Fuel price hedging

As of December 31, 2025 and 2024, Cemex, S.A.B. de C.V. maintained financial derivative contracts negotiated to hedge the price of certain fuels in several operations, for aggregate notional amounts of US$120 ($2,160) and US$134 ($2,800), respectively. These contracts have been designated as cash flow hedges of forecast transactions. For the years 2025, 2024 and 2023, changes in fair value of these contracts recognized in other equity reserves represented losses of $122 (US$6), $124 (US$6) and $97 (US$6), respectively. For these derivative financial instruments Cemex, S.A.B. de C.V. only acts as a financial intermediary for its subsidiaries with the third parties, for such reason the accounting effects for the Parent Company in other equity reserves are offset by virtue of mirror contracts.

In addition, as of December 31, 2025 and 2024, Cemex, S.A.B. de C.V. held Brent oil and coal call spreads with a notional of US$128 ($2,301) and US$222 ($4,634), respectively. Changes in the fair value of these contracts are recognized directly in the Income Statement as part of “Financial income and other items, net” which resulted in losses of $167 (US$9) in 2025, $318 (US$17) in 2024 and $13 (US$1) in 2023.

V.	Foreign Exchange Options

As of December 31, 2024, Cemex, S.A.B. de C.V. held Dollar/Peso call spread option contracts for a notional amount of US$650 ($13,540). Such contracts were settled during 2025.

18.5) RISK MANAGEMENT

Enterprise risks may arise from any of the following situations: i) the potential change in the value of assets owned or reasonably anticipated to be owned, ii) the potential change in value of liabilities incurred or reasonably anticipated to be incurred, iii) the potential change in value of services provided, purchase or reasonably anticipated to be provided or purchased in the ordinary course of business, iv) the potential change in the value of assets, services, inputs, products or commodities owned, produced, manufactured, processed, merchandised, leased or sell or reasonably anticipated to be owned, produced, manufactured, processed, merchandised, leased or sold in the ordinary course of business, or v) any potential change in the value arising from interest rate or foreign exchange rate exposures arising from current or anticipated assets or liabilities.

In the ordinary course of business, the Parent Company is exposed to commodities risk, including the exposure from inputs such as fuel, coal, petroleum coke, carbon slags, gypsum and other industrial materials which are commonly used in the production process, and expose Cemex, S.A.B. de C.V. to variations in prices of the underlying commodities. To manage this and other risks, such as credit risk, interest rate risk, foreign exchange risk, equity risk and liquidity risk, considering the guidelines set forth by the Board of Directors, which represent Cemex, S.A.B. de C.V.’s risk management framework and that are supervised by several Committees, the Parent Company’s management establishes specific policies that determine strategies oriented to obtain natural hedges to the extent possible, such as avoiding customer concentration in a determined market or aligning the currencies portfolio in which Cemex, S.A.B. de C.V. incurred its debt with those in which cash flows are generated.

As of December 31, 2025 and 2024, these strategies are sometimes complemented with the use of derivative financial instruments as mentioned in note 18.4, such as the commodity forward contracts on fuels negotiated to fix the price of these underlying commodities.

The main risk categories are mentioned below:

Credit risk

Credit risk is the risk of economic loss faced by the Parent Company if a customer or counterpart of a financial instrument does not meet its contractual obligations and originates mainly from trade accounts receivable. As of December 31, 2025 and 2024, the maximum exposure to credit risk is represented by the balance of financial assets. Management has developed policies for the authorization of credit to customers. The accounting exposure to credit risk is monitored constantly according to the payment behavior of the debtors. Credit is assigned on a customer-by-customer basis and is subject to assessments which consider the customers’ payment capacity, as well as past behavior regarding due dates, balances past due and delinquent accounts. In cases deemed necessary, Cemex, S.A.B. de C.V.’s management requires guarantees from its customers and financial counterparties regarding financial assets.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

Risk management – continued

The Parent Company’s management has established a policy of low risk tolerance that analyzes the creditworthiness of each client individually before offering the general conditions of payment terms and delivery. The review includes external ratings when references are available and in some cases bank references. Thresholds of purchase limits are established for each client, which represent the maximum purchase amounts that require various levels of approval. As of December 31, 2025, Cemex, S.A.B. de C.V. estimated potential expected losses under the ECL model (note 10) at $250.

The aging of trade accounts receivable as of December 31, 2025 is as follows:

2025
Neither past due, nor impaired portfolio	$4,884
Past due less than 90 days portfolio	190
Past due more than 90 days portfolio	335

$5,409

Interest rate risk

Interest rate risk is the risk that a financial instrument’s fair value or future cash flows will fluctuate because of changes in market interest rates, which only affect Cemex, S.A.B. de C.V.’s results if the fixed rate non-current debt is measured at fair value. The Parent Company’s fixed-rate non-current debt is carried at amortized cost and therefore is not subject to interest rate risk. Cemex, S.A.B. de C.V.’s exposure to the risk of changes in market interest rates relates primarily to its non-current debt obligations with floating interest rates which, if such rates were to increase, may adversely affect its financing cost and the results for the period.

Additionally, there is an opportunity cost for continuing to pay a determined fixed interest rate when the market rates have decreased, and the entity may obtain improved interest rate conditions in a new loan or debt issuance. Cemex, S.A.B. de C.V. manages its interest rate risk by balancing its exposure to fixed and floating rates while attempting to reduce its interest costs. The Parent Company could renegotiate the conditions or repurchase the debt, particularly when the net present value of the estimated future benefits from the interest rate reduction is expected to exceed the cost and commissions that would have to be paid in such renegotiation or repurchase of debt. As of December 31, 2025 and 2024, 19% and 24%, respectively, of the non-current debt was denominated in floating interest rates at a weighted average interest rate of SOFR plus 98 basis points in 2025 and 2024, respectively. These figures reflect the effect of interest rate swaps held by the Parent Company during 2025 and 2024. As of December 31, 2025, if interest rates at that date had been 0.5% higher, with all other variables held constant, the net income of Cemex, S.A.B. de C.V. in 2025 would have decreased by $186 (US$10), because of higher interest expense on variable rate denominated debt. Conversely, a hypothetical 0.5% decrease in interest rates would have the opposite effect. This analysis does not include the effect of interest rate swaps held by Cemex.

Foreign currency risk

Foreign currency risk is the potential for changes in exchange rates to affect the fair value or future cash flows of financial instruments. Cemex, S.A.B. de C.V. is primarily exposed to this risk through its financing activities. As of December 31, 2025, 64% of the financial debt was Dollar-denominated, 18% was Euro-denominated and 18% was Peso-denominated; therefore, Cemex, S.A.B. de C.V. has a foreign currency exposure arising from the Dollar-denominated financial debt and the Euro-denominated financial debt, versus the currency in which Cemex, S.A.B. de C.V.’s revenues are settled. Cemex, S.A.B. de C.V. cannot assure that it will generate revenues in Pesos sufficient to settle its obligations in Dollars and Euro.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

Risk management – continued

Monetary position by currency

As of December 31, 2025 and 2024, the net monetary assets (liabilities) by currency are as follows:

Current:	2025	2024
Monetary assets	$21,917	18,055
Monetary liabilities	(120,120)	(86,089)

Net monetary liabilities	$(98,203)	(68,034)

Non-current:
Monetary assets	$2,873	3,296
Monetary liabilities	(81,061)	(114,241)

Net monetary liabilities	$(78,188)	(110,945)

The breakdown is presented below:
Dollars	$(118,698)	(114,134)
Pesos	(39,636)	(46,347)
Euros	(18,057)	(18,498)

	$(176,391)	(178,979)

The Parent Company’s functional currency for its financial and holding activities is the Dollar (note 3.3). Foreign currency risk arises when translating subsidiaries’ net assets from other currencies into Dollars. If the Dollar appreciates, the value of these assets decreases in Dollar terms, resulting in negative foreign currency translation and a reduction in stockholders’ equity. Cemex, S.A.B. de C.V. uses Dollar/Peso foreign exchange forward contracts to hedge the translation of net assets denominated in Pesos (note 18.4).

Liquidity risk

Liquidity risk refers to the possibility that Cemex, S.A.B. de C.V. may not have sufficient funds to meet its obligations. To address its liquidity needs for operations, debt service and capital expenditures and acquisitions, Cemex, S.A.B. de C.V. relies on operating cash flow, cost-cutting measures, capacity optimization, credit facilities, debt and equity offerings, and asset sales. Cemex, S.A.B. de C.V. is also exposed to risks from fluctuation in foreign exchange rates, prices, currency controls, interest rates, inflation, governmental spending, social instability, and other political or economic developments. Any of these factors may significantly impact Cemex, S.A.B. de C.V.’s results and reduce cash from operations. The maturities and the details of Cemex, S.A.B. de C.V.’s contractual obligations are included in note 24.2.

As of December 31, 2025, current liabilities, including $80,577 in current accounts payable to related parties, exceeded current assets by $97,311. Management has adopted an operating strategy that maintains a negative working capital balance. For the year ended December 31, 2025, Cemex, S.A.B. de C.V. generated cash flows provided by operating activities of $21,184. Management considers that it will generate sufficient cash flows from operations over the next twelve months to meet its current obligations, considering that its consolidated subsidiaries also have significant current assets that can be obtained by Cemex, S.A.B. de C.V. if required. In addition, as of December 31, 2025, Cemex, S.A.B. de C.V. has a committed line of credit under the RFC for US$2,352 ($42,360).

As of December 31, 2025 and 2024, the potential requirement for additional margin calls under our different commitments is not significant.

As of December 31, 2025, in connection with the aggregate balance of current liabilities with related parties of $80,577, which refer primarily to Cemex Innovation Holding Ltd, Cemex Operaciones Mexico, S.A. de C.V., Cemex Transporte, S.A. de C.V. and Cemex Concretos, S.A. de C.V. (note 19.1), Cemex, S.A.B. de C.V. has proven successful in refinancing such liabilities considering that it exercises control over its subsidiaries.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

19)	BALANCES AND TRANSACTIONS WITH RELATED PARTIES

19.1)	ACCOUNTS RECEIVABLE AND PAYABLE WITH RELATED PARTIES

Balances and transactions between Cemex, S.A.B. de C.V. and its subsidiaries and equity accounted investees result primarily from: (i) businesses and operational activities in Mexico; (ii) the acquisition or sale of shares of subsidiaries within the group; (iii) products purchase and sale, billing of administrative services, rents, rights to use brands and commercial names, royalties and other services rendered between affiliated companies; and (iv) loans with subsidiaries and equity accounted investees. When market prices and/or market conditions are not readily available, Cemex, S.A.B. de C.V. conducts transfer pricing studies to assure compliance with regulations applicable to transactions between related parties. As of December 31, 2025 and 2024, the primary accounts receivable and payable with related parties, are the following:

2025	Assets		Liabilities
	Current	Non-current	Current	Non-current
Cemex Innovation Holding Ltd.	$—	—	49,680	—
Cemex Operaciones México, S.A. de C.V (note 2)	—	70	11,146	—
Sinergia Deportiva, S.A. de C.V.	—	1,955	—	—
Especialistas en Corredores Viales, S.A. de C.V.	804	—	—	—
Construrama Supply, S.A. de C.V.	514	—	—	—
Cemex Corp.	275	—	—	—
Cemex Transporte, S.A. de C.V.	—	—	3,188	10
Cemex Concretos, S.A. de C.V.	—	17	12,706	—
Others	955	—	3,857	4

	$2,548	2,042	80,577	14

2024	Assets		Liabilities
	Current	Non-current	Current	Non-current
Cemex Innovation Holding Ltd.	$—	—	39,476	—
Cemex Operaciones México, S.A. de C.V. (note 2)	—	—	6,446	—
Sinergia Deportiva, S.A. de C.V.	—	1,094	—	—
Especialistas en Corredores Viales, S.A. de C.V.	729	—	—	—
Construrama Supply, S.A. de C.V.	513	—	—	—
Cemex Corp.	250	—	—	—
Cemex Transporte, S.A. de C.V.	—	—	3,066	17
Cemex Concretos, S.A. de C.V.	—	105	15,263	—
Others	796	105	2,806	18

	$2,288	1,304	67,057	35

19.2)	PRINCIPAL OPERATIONS WITH RELATED PARTIES

The principal operations of Cemex, S.A.B. de C.V. with related parties for the years ended December 31, 2025, 2024 and 2023, were as follows:

	2025	2024	2023
Revenues:
Net sales	$20,033	21,073	23,772
Rental income (note 4)	6,524	7,063	7,126
License fees and administrative services (note 4)	2,356	2,594	2,463
Cost of sales and operating expenses:
Raw material, finished goods and other production cost	34,203	38,334	41,244
Lease expense (note 16.2)	119	51	18
Financing (income) cost:
Financial expense	4,666	5,297	6,137
Financial income and other items, net	763	2,039	(796)
Other expenses, net:
Restructuring costs (note 7)	794	—	—

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

Principal operations with related parties – continued

As of December 31, 2025, in connection with the operating lease agreements that Cemex, S.A.B. de C.V. holds with related parties, the cash flows to be received in the following years are detailed as follows:

	2025
Obligations	Less than 1 year	1 – 3 Years	3 – 5 Years	More than 5 Years	Total
Operating leases to be received from related parties [1]	$2,785	5,531	5,495	1,606	15,417

[1]	The amounts represent nominal cash flows.

As of December 31, 2025 and 2024, Cemex, S.A.B. de C.V. had lease payable with related parties for US$2 ($34) and US$11 ($226), respectively.

As of December 31, 2025, in relation to the rights of use that Cemex, S.A.B. de C.V. sublease to related parties, below are the nominal cash flows to be received in the following years:

	2026		2027	2028	2029 - 2034	Total
Cemex Operaciones México, S.A. de C.V.	US$	4	2	1	—	7
Cemex Concretos, S.A. de C.V.		5	2	—	—	7

	US$	9	4	1	—	14

		$162	72	18	—	252

In addition, for the years 2025, 2024 and 2023, in the ordinary course of business, the Parent Company has entered into transactions with related parties for the sale and/or purchase of products, sale and/or purchase of services or the lease of assets, all of which are not significant and to the best of the Parent Company’s knowledge are not significant to the related party, are incurred for non-significant amounts and are executed following the same authorizations applied to other third parties. The identified transactions, which involved members of the Parent Company’s Board of Directors and senior management, as applicable, are reviewed by the Parent Company’s Board of Directors Corporate Practices and Finance Committee and approved or ratified at least annually by the Parent Company’s Board of Directors, as per Cemex’s applicable policies on conflicts of interest and related person transactions.

The Parent Company, also, enters into transactions with affiliates it indirectly controls, such as Trinidad Cement Limited and Caribbean Cement Company Limited; with other companies in which Cemex has a non-controlling position, such as Lehigh White Cement Company; with companies in which the Parent Company’s Board of Director members, Senior Management or employees are members of such company’s board of directors, like GCC, Banco Santander de Negocios de México, S.A. de C.V. and affiliates, Grupo ICA, S.A. de C.V. and affiliates, FEMSA, S.A.B. de C.V., Carza, S.A.P.I. de C.V., Nemak, S.A.B. de C.V., NEG Natural, S.A. de C.V., Banco Mercantil del Norte, S.A., BBVA México S.A., Smurfit Westrock Group PLC, Productora de Papel S.A. de C.V., Finsa Real Estate Management III, S. de R.L. de C.V; and with companies at which members of Cemex’s Executive Committee have family members, such as Cementos Españoles de Bombeo, S. de R.L. de C.V. (“CEB”), HSBC México, S.A. and the firm McKinsey & Company Inc. México, S.C., among others, all of which are also reviewed by the Parent Company’s Board of Directors Corporate Practices and Finance Committee and approved or ratified at least annually by the Parent Company’s Board of Directors.

For the Parent Company, except for as set forth below, none of these transactions executed in 2025 are material to be disclosed separately. In addition, during the same periods, no member of Cemex, S.A.B. de C.V.’s senior management or Board of Directors had any outstanding loans with Cemex.

In 2025, Cemex, S.A.B. de C.V.’s most significant related-party transaction was the purchase of ready-mix pumping services from CEB, which serves Cemex, S.A.B. de C.V.’s customers in Mexico for US$55.

For the years 2025, 2024 and 2023, the aggregate compensation of Cemex, S.A.B. de C.V.’ Board of Directors, including alternate directors, and Cemex’s top management was US$56, US$48 and US$71, respectively. Of these amounts, US$29 in 2025, US$31 in 2024, US$24 in 2023, were paid as base compensation plus performance bonuses, including pension and post-employment benefits. In addition, US$27 in 2025, US$17 in 2024 and US$47 in 2023 of the aggregate amounts in each year, corresponded to allocations of ADSs under Cemex’s executive share-based compensation programs.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

20)	PENSIONS AND POST-EMPLOYMENT BENEFITS Defined contribution pension plans

The costs of defined contribution plans for the years ended December 31, 2025, 2024 and 2023 were $340, $342 and $277, respectively. Cemex, S.A.B. de C.V. contributes periodically the amounts offered by the pension plan to the employee’s individual accounts, not retaining any remaining liability as of the financial statements’ date.

Defined benefit pension plans

Cemex, S.A.B. de C.V. defined benefit plans is closed to new participants. Actuarial results related to pension and other post-employment benefits are recognized in earnings and/or in “Other comprehensive income” for the period in which they are generated, as appropriate. For the years ended December 31, 2025, 2024 and 2023, the effects of pension plans and other post-employment benefits are summarized as follows:

	Pensions			Other benefits			Total
Net period cost (income):	2025	2024	2023	2025	2024	2023	2025	2024	2023
Recorded in operating costs and expenses
Service cost	$2	2	2	14	12	10	16	14	12
Past service cost	—	—	2	—	—	1	—	—	3
Settlements, curtailments, and other changes	—	—	(69)	(9)	—	(20)	(9)	—	(89)

	2	2	(65)	5	12	(9)	7	14	(74)

Recorded in other financial expenses
Net interest cost	22	21	35	25	17	14	47	38	49

Recorded in other comprehensive income
Actuarial (gains) losses for the period	(248)	(41)	(20)	28	27	8	(220)	(14)	(12)

	$(224)	(18)	(50)	58	56	13	(166)	38	(37)

As of December 31, 2025 and 2024, the reconciliation of the actuarial benefits’ obligations and pension plan assets, are presented as follows:

	Pensions		Other benefits		Total
	2025	2024	2025	2024	2025	2024
Change in benefits obligation:
Projected benefit obligation at beginning of the period	$336	355	213	162	549	517
Service cost	2	2	14	12	16	14
Interest cost	22	21	25	17	47	38
Actuarial (gains) losses	(248)	(41)	28	27	(220)	(14)
Benefits paid	(57)	(2)	(9)	(5)	(66)	(7)
Settlements, curtailments, and other changes	—	—	(9)	—	(9)	—
Employees transfer from subsidiaries	2	1	(1)	—	1	1

Net projected liability in the statement of financial position	$57	336	261	213	318	549

For the years 2025, 2024 and 2023, actuarial (gains) losses for the period were generated by the following main factors as follows:

	2025	2024	2023
Actuarial results due to experience	$(244)	7	(26)
Actuarial results due to demographic assumptions	—	—	13
Actuarial results due financial assumptions	24	(21)	1

	$(220)	(14)	(12)

In 2025, restructuring events affected certain employees’ pension and other post-employment benefits, reducing the related obligation. Cemex, S.A.B. de C.V. recognized a gain of $244 in the comprehensive income (loss) statement.

In 2024, the gain of $21 in financial assumptions was mainly driven by an increase in the discount rate applicable to the calculation of the benefits’ obligations, partially offset by actuarial losses due to experience adjustments of $7. In 2023, net actuarial gains due to experience adjustments of $26, partially offset by actuarial losses due to demographic variables of $13, mainly due to the update of the mortality table.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

Pensions and post-employment benefits – continued

The most significant assumptions used in the determination of the benefit obligation were as follows:

	2025	2024
Rate of discount	11.75%	11.75%
Rate of salary increases	4.50%	4.50%

As of December 31, 2025, estimated payments for pensions and other post-employment benefits over the next 10 years were as follows:

Estimated payments
2026	$62
2027	50
2028	48
2029	48
2030 – 2035	241

Cemex, S.A.B. de C.V. has established health care benefits for retired personnel limited to a certain number of years after retirement. As of December 31, 2025 and 2024, the projected benefits obligation related to these benefits was $103 and $71, respectively, included within other benefits liability. The medical inflation rates used to determine the projected benefits obligation of these benefits in 2025 and 2024 was 8% in both years.

Sensitivity analysis of pension and other post-employment benefits

For the year ended December 31, 2025, Cemex, S.A.B. de C.V. performed sensitivity analyses on the most significant assumptions that affect the PBO, considering reasonable independent changes of plus or minus 50 basis points in each of these assumptions. The increase (decrease) that would have resulted in the PBO of pensions and other post-employment benefits as of December 31, 2025 are shown below:

	Pensions		Other benefits		Total
Assumptions:	+50 bps	-50 bps	+50 bps	-50 bps	+50 bps	-50 bps
Discount Rate Sensitivity	$(1)	1	(7)	7	(8)	8
Salary Increase Rate Sensitivity	2	(2)	2	(2)	4	(4)
Pension Increase Rate Sensitivity	—	—	1	(1)	1	(1)

21)	INCOME TAXES

21.1)	INCOME TAXES FOR THE PERIOD

The amounts of income tax (expense) benefit in the statement of income for 2025, 2024 and 2023 are summarized as follows:

	2025	2024	2023
Current income tax	$1,199	(3,252)	(4,521)
Deferred income tax	(2,468)	6,875	675

	$(1,269)	3,623	(3,846)

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

21.2)	DEFERRED INCOME TAXES

The effect of deferred income taxes for the period represents the difference between the income tax balances at the beginning and end of the period. As of December 31, 2025 and 2024 the temporary differences that generated the deferred income tax assets and liabilities of Cemex, S.A.B. de C.V. are presented below:

	2025	2024
Deferred tax assets:
Allowances for expected credit losses	$75	74
Provisions	753	655
Accounts payables to related parties	47	—
Advance from customers	775	831
Liabilities for the right-of-use (note 16.2)	433	552
Derivative financial instruments	2,256	1,956
Deferred financial expenses	1,428	7,876
Tax loss carryforwards	1,380	—
Other deferred tax assets	2,417	437

Total deferred tax assets	9,564	12,381

Deferred tax liabilities:
Land and buildings	(4,858)	(5,121)
Assets for the right-of-use (note 16.2)	(303)	(376)
Accounts receivable to related parties	—	(19)
Advance payments	(147)	(146)

Total deferred tax liabilities	(5,308)	(5,662)

Net deferred tax assets	$4,256	6,719

Cemex, S.A.B. de C.V. does not recognize a deferred income tax liability for its investments in subsidiaries because Cemex, S.A.B. de C.V. controls the reversal of the related temporary differences, and management has determined that these differences are unlikely to reverse in the foreseeable future. In addition, for the year ended December 31, 2025 and 2024, Cemex, S.A.B. de C.V. recognized an income tax gain within other comprehensive income of $5 in 2025 and of $180 in 2024, respectively, mainly related to the net investment hedge (note 18.4).

As of December 31, 2025, tax loss carryforwards amount to $4,599, all of which have been recognized. These carryforwards are expected to expire in 2035. There are no unrecognized tax loss or credit carryforwards.

21.3)	RECONCILIATION OF EFFECTIVE INCOME TAX RATE

For the years ended December 31, 2025, 2024 and 2023, the effective income tax rates were as follows:

	2025	2024	2023
Net income before income tax	$21,103	13,380	7,166
Income tax (expense) benefit	(1,269)	3,623	(3,846)

Effective income tax rate [1]	6.0%	(27.1%)	53.7%

[1]	The average effective tax rate equals the net amount of income tax benefit or expense divided by net income before income taxes, as these line items are reported in the statement of operations.

The effects of inflation are recognized differently for tax purposes and for book purposes. This situation, which creates differences between book and tax bases, gives rise to permanent differences between the enacted tax rate and the effective rate shown in the statement of income of Cemex, S.A.B. de C.V.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

Reconciliation of effective income tax rate – continued

As of December 31, 2025, 2024 and 2023, these differences were as follows:

	2025		2024		2023
	%	$	%	$	%	$
Enacted income tax rate	30.0	6,331	30.0	4,014	30.0	2,150
Inflation adjustments	11.3	2,378	9.3	1,246	33.7	2,417
Changes in deferred tax assets [1]	—	—	—	—	(10.1)	(721)
Fiscal exchange (gain) loss	20.9	4,412	(44.0)	(5,882)	73.0	5,228
Income of equity accounted investees	(33.3)	(7,029)	(24.4)	(3,266)	(36.4)	(2,610)
Non-deductible and other items	(22.9)	(4,823)	2.0	265	(36.5)	(2,618)

Effective income tax expense (benefit) rate	6.0	1,269	(27.1)	(3,623)	53.7	3,846

[1]	Refers to the effects in the effective income tax rate associated with changes during the period in the amount of deferred income tax assets related to tax loss carryforwards.

22)	STOCKHOLDERS’ EQUITY

As of December 31, 2025 and 2024, stockholders’ equity excludes investments in CPOs of Cemex, S.A.B. de C.V. held by subsidiaries of $432 (20,541,277 CPOs) and $250 (20,541,277 CPOs), respectively, which were eliminated within “Other equity reserves and subordinated notes.”

22.1)	COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL

As of December 31, 2025 and 2024, common stock and additional paid-in capital was as follows:

	2025	2024
Common stock	$4,162	4,162
Additional paid-in capital	99,114	99,114

	$103,276	103,276

As of December 31, 2025 and 2024, the common stock of Cemex, S.A.B. de C.V. was represented as follows:

	2025		2024
Shares [1]	Series A [2]	Series B [2]	Series A [2]	Series B [2]
Subscribed and paid shares	29,016,656,496	14,508,328,248	29,016,656,496	14,508,328,248
Unissued shares authorized for executives’ stock compensation programs	881,442,830	440,721,415	881,442,830	440,721,415

	29,898,099,326	14,949,049,663	29,898,099,326	14,949,049,663

[1]	As of December 31, 2025 and 2024, 13,068,000,000 shares correspond to the fixed portion and 31,779,148,989 shares correspond to the variable portion, respectively.
[2]

Series “A” or Mexican shares must represent at least 64% of Cemex, S.A.B. de C.V.’s capital stock; Series “B” or free subscription shares must represent at most 36% of Cemex, S.A.B. de C.V.’s common stock.

On March 25, 2025 stockholders at the general ordinary shareholders’ meeting of Cemex, S.A.B. de C.V. approved: (a) the payment of a cash dividend for a total of $130 ($2,666) in four equal quarterly installments beginning in June 2025 and finalizing in March 2026; (b) setting the amount of $500 or its equivalent in Pesos as the maximum amount that during fiscal year 2025, and until the next ordinary general shareholders’ meeting of Cemex, S.A.B. de C.V. is held, Cemex, S.A.B. de C.V. may use for the acquisition of its own shares or securities representing such shares; and (c) the appointment of the members of the Board of Directors, the Audit Committee, the Corporate Practices and Finance Committee and, the Sustainability, Climate Action, Social Impact and Diversity Committee. During 2025, there were no purchases of own shares under the outstanding share repurchase program.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

Stockholders’ equity – Common stock and additional paid-in capital – continued

On March 22, 2024 stockholders at the general ordinary shareholders’ meeting of Cemex, S.A.B. de C.V. approved: (a) the payment of a cash dividend for a total of US$120 ($2,027) in four equal quarterly installments beginning in June 2024 and finalizing in March 2025; (b) setting the amount of US$500 or its equivalent in Pesos as the maximum amount that during fiscal year 2024, and until the next ordinary general shareholders’ meeting of Cemex, S.A.B. de C.V. is held, Cemex, S.A.B. de C.V. may use for the acquisition of its own shares or securities representing such shares; (c) the appointment of the members of the Board of Directors, the Audit Committee, the Corporate Practices and Finance Committee and, the Sustainability, Climate Action, Social Impact and Diversity Committee; and (d) the extension of share-based long-term compensation programs in shares of Cemex, S.A.B. de C.V.’s until December 31, 2028. During 2024, there were no purchases of own shares under the outstanding share repurchase program.

On March 23, 2023, stockholders at the general ordinary shareholders’ meeting of Cemex, S.A.B. de C.V. approved: (a) setting an amount of US$500 or its equivalent in Pesos, as the maximum amount of resources that during fiscal year 2023, and until the next general ordinary shareholders’ meeting is held that Cemex, S.A.B. de C.V. may use for the acquisition of its own shares or securities representing such shares; (b) authorize the Parent Company’s Board of Directors to determine the bases on which the acquisition and placement of said shares shall be instructed, designate the persons that shall make the decisions to acquire or place them, appoint those responsible for carrying out the transaction and giving the corresponding notices to the authorities; and (c) to decrease Cemex, S.A.B. de C.V.’s capital stock, in its variable part, through the cancellation of 662 million of own shares (22.1 million ADSs), which were acquired through the share repurchase program in 2022. During 2023, there were no purchases of own shares under the outstanding share repurchase program.

In 2025, 2024 and 2023 Cemex, S.A.B de C.V. did not issue shares in connection with its executive share-based compensation programs (note 23).

22.2)	RETAINED EARNINGS

Cemex, S.A.B. de C.V.’s net income for the year is subject to a 5% allocation toward a legal reserve until such reserve equals one fifth of the equity represented by the common stock. As of December 31, 2025, 2024 and 2023, the legal reserve amounted to $1,804. During 2025 and 2024, as mentioned in note 22.1, the Parent Company declared dividends of $2,666 (US$130) and $2,027 (US$120), respectively, of which, as of December 31, 2025, $872 (US$33) remained payable.

22.3)	OTHER EQUITY RESERVES AND SUBORDINATED NOTES

As of December 31, 2025 and 2024, the caption of other equity reserves and subordinated notes was integrated as follows:

	2025	2024
Other equity reserves	$(1,389)	27,686
Subordinated notes	36,421	38,055

	$35,032	65,741

Subordinated notes

In June 2025, Cemex, S.A.B. de C.V. issued US$1,000 of 7.200% subordinated notes (the “2025 Subordinated Notes”). After issuance costs, Cemex, S.A.B. de C.V. received $18,921. The Notes have no fixed maturity date and will be subordinated to all senior obligations, equal in right of payment to existing subordinated notes mentioned below.

In March 2023, Cemex, S.A.B. de C.V. issued US$1,000 of its 9.125% subordinated notes (the “2023 Subordinated Notes”). After issuance costs, Cemex, S.A.B. de C.V. received US$992. The 2023 Subordinated Notes were aligned with the Green Financing Framework (the “GFF”) and the net proceeds obtained in the issuance should be applied to finance, in whole or in part, one or more new or existing Eligible Green Projects (“EGPs”) under its GFF’s use-of-proceeds. EGPs include those related to pollution prevention and control, renewable energy, energy efficiency, clean transportation, sustainable water and wastewater management, and eco-efficient and/or circular economy adapted products, production technologies and processes. On April 10, 2025 the 2023 Subordinated Notes were redeemed at nominal value a premium of 1%, together with accrued and unpaid interest on the Notes up to, but not including, the redemption date, for a total amount of $20,902 (US$1,028).

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

Stockholders’ equity – other equity reserves and subordinated notes – continued

In June 2021, Cemex, S.A.B. de C.V. issued one series of US$1,000 of its 5.125% subordinated notes (the “2021 Subordinated Notes”). After issuance costs, Cemex, S.A.B. de C.V. received US$994. The net proceeds obtained were used to repurchase in full the balance then outstanding of perpetual debentures issued by subsidiaries and the repayment of debt.

Under the 2025 Subordinated Notes and the 2021 Subordinated Notes (jointly the “Subordinated Notes”), which do not have a maturity or repayment date or mandatory redemption date, interest may be deferred indefinitely at the sole discretion of the Parent Company. In addition, the Subordinated Notes: (i) are not redeemable at the option of the holders of the Subordinated Notes (the “Noteholders”), (ii) do not have the benefit of standard debt covenants, and (iii) do not include an event of default relating to a payment or covenant default with respect to any indebtedness of Cemex. Moreover, the Parent Company is in control of the instances that may lead to the repayment of the Subordinated Notes, including the Parent Company repurchase option on the fifth anniversary of each issuance, specific redemption events as well as those under a reorganization event under the applicable laws. In the hypothetical event of liquidation of the Parent Company, the Noteholders would have a claim on any residual net assets available after all liabilities have been settled; therefore, the Noteholders have no guarantee of collecting the principal amounts of the Subordinated Notes or any deferred accrued interest, if any.

Based on the above characteristics of the Subordinated Notes, included in contractual terms that are considered to be substantive, and legal considerations, under IAS 32, Financial Instruments: Presentation (“IAS 32”), Cemex concluded that the Subordinated Notes do not meet the definition of financial liability under IAS 32, and consequently are classified within controlling interest stockholders’ equity within Other equity reserves. The classification as equity of the Subordinated Notes can be summarized as follows:

•

As mentioned above, the Subordinated Notes do not meet the definition of financial liability under IAS 32 considering that they include no contractual obligation: (i) to deliver cash or another financial asset to another entity; or (ii) to exchange financial assets or financial liabilities with another entity under conditions that are potentially unfavorable to the issuer. This is because:

•

The Noteholders have agreed to the deferral of interest and principal, given that the Parent Company has the unilateral and unconditional right to perpetually defer the payment of principal and interest.

•

The Parent Company controls any payments to be made to the Noteholders, including in the event of bankruptcy under either the laws of Mexico (Ley de Concursos Mercantiles) or U.S. bankruptcy laws (Chapter 11); and

•

The Subordinated Notes contractually evidence a residual interest in the assets of the Parent Company after deducting all of its liabilities. The only requirement to settle the Notes would be in liquidation, which is akin to an equity instrument under IAS 32.

Coupon and premium on the Subordinated Notes were included within “Other equity reserves and subordinated notes” and amounted to $2,418 in 2025, $2,708 in 2024 and $2,228 in 2023.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

23)	EXECUTIVE SHARE-BASED COMPENSATION

Cemex, S.A.B. de C.V. offers long-term restricted share-based compensation programs to a broad group of executives. For eligible participants, stock-based compensation is a fixed percentage of annual compensation (the “Stock Bonus”). Until December 31, 2023, the Stock Bonus was paid in the Parent Company’s CPOs. Beginning January 1, 2024, it is paid in the Parent Company’s ADSs. This change in the compensation scheme did not affect employees. The number of shares awarded is determined on the award date based on the Stock Bonus amount and the stock market price at that time. Once set, the number of shares does not change with subsequent market price fluctuations.

Cemex, S.A.B. de C.V.’s long-term share-based compensation includes two programs. The Performance Plan for top management is based on internal and external performance metrics and vesting occurs at the end of three years periods in a single block. The Ordinary Plan, for key executives and performers, is based on four-year period. Shares under the Ordinary Plan are initially restricted and are released at an annual a rate of 25% over four-year period, provided the executive remains with the Company. If an executive leaves, unvested Ordinary Plan shares are generally forfeited. The Performance Plan may pay out between 0% and 200% of the target award at the end of three years, depending on performance. The fair value of Performance Plan awards is determined by using an option pricing model.

The compensation expense related to the Share-Based Compensation Programs described above, as determined considering the fair value of the awards at the date of grant in 2025, 2024 and 2023, was recognized in the operating results of each subsidiary where the executives render services against other equity reserves. In addition, the compensation expense related to the beneficiaries that render services directly in the Parent Company amounted to $713 in 2025, $539 in 2024 and $513 in 2023.

The following information to the Share-Based Compensation Programs occurred in 2025, 2024 and 2023:

Millions U.S. Dollars					ADSs equivalents delivered (thousands)
Plan	Target number of ADSs (thousands) [1]	ADS price at award’s date [2]	Fair value (%)	Fair value (millions)	2025	2024	2023	ADSs Forfeited (thousands)	ADSs Outstanding (thousands) [3]
Performance Plans
2020	4,146.0	$2.3	155%	14.8	—	—	8,448.2	—	—
2021	1,227.2	$8.0	150%	14.7	—	446.3	—	780.9	—
2022	2,403.6	$4.3	149%	15.4	1,934.7	—	—	1,637.0	—
2023	1,657.0	$6.4	145%	15.4	—	—	—	64.5	2,336.5
2024	1,976.7	$6.3	133%	16.6	—	—	—	25.8	2,595.7
2025	2,367.9	$6.3	141%	21.1	—	—	—	6.9	3,323.5
Ordinary Plans
2019	8,048.2	$4.7	100%	37.5	—	—	42.4	118.3	—
2020	11,162.2	$2.5	100%	28.1	—	—	2,293.0	253.7	—
2021	5,716.6	$7.2	100%	41.3	61.8	1,210.7	1,442.7	56.6	—
2022	9,483.0	$4.9	100%	46.0	2,267.1	2,166.0	2,450.5	58.1	—
2023	6,531.9	$5.9	100%	38.4	1,813.3	1,582.9	1,765.0	80.9	1,289.8
2024	8,531.7	$7.2	100%	61.5	3,097.7	2,248.0	—	—	3,222.4
2025	8,634.1	$6.2	100%	53.2	3,317.4	—	—	38.1	5,278.6

					12,492.0	7,653.9	16,441.80	3,120.8	18,046.5

1	The target number of ADSs under the Performance Plans is based on a 100% payout assumption.
2	The average ADS price is determined on the grant date.
3

Until the final payout of the Performance Plans is determined at the end of each three-year period, the number of outstanding ADSs is calculated using the same percentage of fair value as determined by the option pricing model.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

24)	COMMITMENTS

24.1)	GUARANTEES

As of December 31, 2025 and 2024, Cemex, S.A.B. de C.V., had guaranteed loans of certain subsidiaries for US$42 ($755) and US$43 ($891), respectively.

24.2) CONTRACTUAL OBLIGATIONS

As of December 31, 2025, Cemex, S.A.B. de C.V. had the following contractual obligations are as follows:

(Millions)	2025
Obligations	Less than 1 year		1-3 years	3-5 years	More than 5 years	Total
Non-current debt [1]	US$	1,170	1,223	2,048	1,107	5,548
Leases [2]		34	34	12	8	88

Total debt and other financial obligations		1,204	1,257	2,060	1,115	5,636
Pension plans and other benefits [3]		3	5	5	11	24
Interest payment on debt [4]		233	375	285	43	936
Purchases of services, raw materials, fuel and energy [5]		218	321	157	317	1,013

Total contractual obligations	US$	1,658	1,958	2,507	1,486	7,609

		$29,860	35,263	45,151	26,762	137,036

1

The schedule of debt payments, which includes current maturities, does not consider the effect of any refinancing of debt that may occur during the following years. In the past, Cemex, S.A.B. de C.V. has replaced its long-term obligations for others of a similar nature.

2	These amounts represent nominal cash flows. As of December 31, 2025, the net present value of future leases payments was US$78, with, US$31 due in 1 to 3 years and US$10 due in 3 to 5 years.
3	These figures represent estimated annual payments for these benefits (note 20).
4	Estimated cash flows on floating rate denominated debt were determined using the floating interest rates in effect as of December 31, 2025.
5

Future payments for raw materials, fuel, carbon allowances and other services are based on contractual nominal cash flows. Estimates reflect aggregate average expected annual consumption under these commitments.

As of December 31, 2025 and 2024, the following summarizes certain contracted obligations listed in the table above:

•

In 2025 and 2024, Cemex, S.A.B. de C.V. entered into physically settled forward purchase commitments to acquire 2.1 million of emission carbon allowances (“EUAs”) for a total aggregate price of $220. This action aims to hedge a significant portion of Cemex’s expected deficit in emission allowances under the EU ETS for 2029 to 2035.

•

Cemex, S.A.B. de C.V has maintained, since April 2004, an agreement to purchase energy from Termoeléctrica del Golfo (“TEG”) through 2027 to meet its electricity needs in Mexico. The annual cost is US$72 if Cemex receives its full energy allocation. Final costs will be based on the actual megawatt hours received at the agreed unit prices.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of Mexican Pesos)

25)	CONTINGENCIES FROM LEGAL PROCEEDINGS

Cemex, S.A.B. de C.V. is involved in various legal proceedings, which have not required the recognition of accruals, considering that the probability of loss is less than probable or remote. In certain cases, a negative resolution may represent a decrease in future revenues, an increase in operating costs or a loss. Nonetheless, until all stages in the procedures are exhausted in each proceeding, Cemex, S.A.B. de C.V. cannot assure the achievement of a final favorable resolution.

As of December 31, 2025, the most significant events with a determinable potential loss, the disclosure of which would not impair the outcome of the relevant proceeding, were as follows:

•

In December 2016, Cemex, S.A.B. de C.V. received subpoenas from the SEC seeking information to determine whether there have been any violations of the U.S. Foreign Corrupt Practices Act stemming from the Maceo Project. These subpoenas do not mean that the SEC has concluded that Cemex, S.A.B. de C.V. or any of its affiliates violated the law. Cemex, S.A.B. de C.V. has been cooperating with the SEC and intends to continue cooperating fully with the SEC. On March 12, 2018, the DOJ issued a grand jury subpoena to Cemex, S.A.B. de C.V. relating to its operations in Colombia and other jurisdictions. In 2020, the Company delivered all the information and documentation that had been requested and has not received any more requests since then. Cemex, S.A.B. de C.V. intends to cooperate fully with the SEC, the DOJ and any other investigatory entity. As of December 31, 2025, Cemex, S.A.B. de C.V. is unable to predict the duration, scope, or outcome of either the SEC investigation or the DOJ investigation, or any other investigation that may arise, or the potential sanctions which could be borne Cemex, S.A.B. de C.V., or if such sanctions, if any, would have a material adverse impact on Cemex, S.A.B. de C.V.’s results of operations, liquidity or financial position. However, given the time elapsed since the last information request and other relevant factors, Cemex, S.A.B. de C.V. believes these investigations are no longer being actively pursued by the SEC and DOJ.

•

In addition, as of December 31, 2025, Cemex, S.A.B. de C.V. is involved in various legal proceedings of minor impact that have arisen in the ordinary course of business. These proceedings involve: 1) product warranty claims; 2) claims for environmental damages; 3) indemnification claims relating to acquisitions or divestitures; 4) claims to revoke permits and/or concessions; and 5) other diverse civil, administrative, commercial and lawless actions. Cemex, S.A.B. de C.V. considers that in those instances in which obligations have been incurred, Cemex, S.A.B. de C.V. has accrued adequate provisions to cover the related risks. Cemex, S.A.B. de C.V. believes these matters will be resolved without any significant effect on its business, financial position or results of operations. In addition, in relation to certain ongoing legal proceedings, Cemex, S.A.B. de C.V. is sometimes able to make and disclose reasonable estimates of the expected loss or range of possible loss, as well as disclose any provision accrued for such loss, but for a limited number of ongoing legal proceedings, Cemex, S.A.B. de C.V. may not be able to make a reasonable estimate of the expected loss or range of possible loss or may be able to do so but believes that disclosure of such information on a case-by-case basis would seriously prejudice Cemex, S.A.B. de C.V.’s position in the ongoing legal proceedings or in any related settlement discussions. Accordingly, in these cases, Cemex, S.A.B. de C.V. has disclosed qualitative information with respect to the nature and characteristics of the contingency but has not disclosed the estimate of the range of potential loss.

26)	SUBSEQUENT EVENTS

On January 7, 2026, Cemex fully repaid the Peso Bilateral Term Loan in the amount of $6,000 (note 18.1).